UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BMC Stock Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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BMC STOCK HOLDINGS, INC.

Two Lakeside Commons

980 Hammond Drive NE, Suite 500

Atlanta, Georgia 30328

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of BMC Stock Holdings, Inc. The meeting will be held on Tuesday, May 10, 2016, at 8:00 a.m., Eastern Time, at The Westin Atlanta Perimeter North, 7 Concourse Parkway NW, Atlanta, Georgia 30328. Should you require assistance in finding the location of the meeting, please contact Investor Relations by phone at (919) 431-1133 or by email at investors@BMCStockHoldings.com. This will be our first Annual Meeting of Stockholders since the consummation of the business combination on December 1, 2015, between Stock Building Supply Holdings, Inc. and Building Materials Holding Corporation. In connection with the transaction, SBS’s and BMC’s businesses were combined and our name was changed from Stock Building Supply Holdings, Inc. to “BMC Stock Holdings, Inc.”

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. On or about April 8, 2016, we mailed to all stockholders of record as of the close of business on Thursday, March 17, 2016, the notice of annual meeting of stockholders, proxy statement and proxy card.

Your vote is very important to us. If you are a stockholder of record, you have the choice of voting in person at the meeting, over the Internet, by telephone or by completing and returning the accompanying proxy card. The proxy card describes your voting options in more detail. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Thank you for your ongoing support and continued interest in BMC Stock Holdings, Inc.

Very truly yours,

Peter C. Alexander
President and Chief Executive Officer and Director

Atlanta, Georgia
April 8, 2016

Notice of Annual Meeting of Stockholders

To Be Held on May 10, 2016

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders, which we refer to as the Annual Meeting, of BMC Stock Holdings, Inc., which we refer to as the Company, which will be held on Tuesday, May 10, 2016, beginning at 8:00 a.m., Eastern Time, at The Westin Atlanta Perimeter North, 7 Concourse Parkway NW, Atlanta, Georgia 30328. Registration will begin at 7:00 a.m.

We are holding the Annual Meeting for the following purposes:

1.	To elect Peter C. Alexander and Carl R. Vertuca, Jr. as directors to hold office until the 2019 annual meeting of stockholders and until their respective successors are elected and qualified;
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
3.	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement;
4.	To vote, on a non-binding, advisory basis, on the frequency (once every one year, two years or three years) with which stockholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These matters are more fully described in the accompanying proxy statement. We are not aware of any other business to be transacted at the Annual Meeting.

Only stockholders of record on our books at the close of business on Thursday, March 17, 2016, will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

For questions on voting or attending the Annual Meeting, please call (919) 431-1133.

By Order of the Board of Directors,

Paul Street
General Counsel and Corporate Secretary

Atlanta, Georgia
April 8, 2016

This proxy statement and the accompanying proxy card are first being mailed to our stockholders on or about April 8, 2016.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS MAY VOTE IN PERSON AT THE ANNUAL MEETING OR BY INTERNET, TELEPHONE OR MAIL. PLEASE REFER TO YOUR PROXY CARD OR BROKER INSTRUCTIONS FOR INFORMATION ON HOW TO VOTE IN PERSON OR BY INTERNET, TELEPHONE OR MAIL.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 10, 2016.

This Notice of Annual Meeting of Stockholders and proxy statement and our 2015 Annual Report are available through our Investor Relations website at ir.bmcstock.com. The information contained on or accessible through our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated herein or into any other filings with the Securities and Exchange Commission.

BMC Stock Holdings, Inc.

________________________________________

Proxy Statement

for

2016 Annual Meeting of Stockholders

May 10, 2016

________________________________________

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors, which we refer to as the Board, of BMC Stock Holdings, Inc. for use at the Annual Meeting of Stockholders, which we refer to as the Annual Meeting, to be held on Tuesday, May 10, 2016, at 8:00 a.m., Eastern Time, at The Westin Atlanta Perimeter North, 7 Concourse Parkway NW, Atlanta, Georgia 30328, and any adjournments or postponements of the Annual Meeting. The Board is soliciting proxies for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the accompanying proxy card are first being mailed to our stockholders on or about April 8, 2016.

Background of the Business Combination

On December 1, 2015, Stock Building Supply Holdings, Inc., which we refer to as SBS, completed a business combination with privately-held Building Materials Holding Corporation, which we refer to as BMC, in accordance with the terms of the Agreement and Plan of Merger, dated as of June 2, 2015, by and between SBS and BMC, which we refer to as the Merger Agreement, pursuant to which BMC merged with and into SBS, which we refer to as the Merger. As a result of the business combination, SBS survived the Merger and in connection therewith changed its name to “BMC Stock Holdings, Inc.” Following the Merger, shares of our common stock continued to be traded on the NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “STCK.”

Although SBS (which is now called BMC Stock Holdings, Inc.) was the legal acquirer of BMC in the Merger, for accounting purposes, the Merger is treated as a “reverse acquisition,” and BMC is treated as the accounting acquirer. As a result of accounting rules applicable to a reverse acquisition, beginning after the closing of the Merger, BMC’s financial statements became our historical financial statements for financial reporting purposes. This accounting was reflected in our 2015 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission, which we refer to as the SEC, on March 15, 2016, together with information with respect to our business updated to give effect to the Merger. Although this proxy statement contains information regarding the Company’s current Board, committees of the Board and other governance structures and policies in effect after the consummation of the Merger, we are the same SEC registrant as SBS. As a consequence, much of the information contained in this proxy statement relating to executive and director compensation and compensation discussion and analysis represents historical information regarding SBS prior to the consummation of the Merger.

In this proxy statement, unless the context requires otherwise, all references to “the Company,” “BMC Stock,” “we,” “us” or “our” or similar words refer to BMC Stock Holdings, Inc. (the combined company) and its subsidiaries. References to “SBS” and “BMC” in this proxy statement refer to the companies as they existed before the Merger.

Frequently Asked Questions About These Proxy Materials and Voting

Q:	What are the purposes of the Annual Meeting and what matters am I voting on?

A:	The purposes of the Annual Meeting are:

1.	To elect Peter C. Alexander and Carl R. Vertuca, Jr. as directors to hold office until the 2019 annual meeting of stockholders and until their respective successors are elected and qualified;
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
3.	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement;

4.	To vote, on a non-binding, advisory basis, on the frequency (once every one year, two years or three years) with which stockholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

A description of each proposal and the Board’s recommendation with respect to each proposal are set forth in this proxy statement. Stockholders are being asked to vote on each of these proposals.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Only stockholders of record at the close of business on March 17, 2016, the record date for the Annual Meeting, which we refer to as the Record Date, are entitled to receive notice of and to vote at the Annual Meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the Annual Meeting. On the Record Date, there were 65,338,859 shares of common stock outstanding and entitled to vote on each matter brought before the Annual Meeting.

Beneficial Stockholders. If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and this proxy statement and accompanying proxy card are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Registered Stockholders. If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time, at the office of our General Counsel and Corporate Secretary, located at Two Lakeside Commons, 980 Hammond Drive NE, Suite 500, Atlanta, Georgia 30328.

Q:	What are the voting rights of the holders of the Company’s common stock?

A:	Holders of the Company’s common stock are entitled to one vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

Q:	How do I vote?

A:	For Proposal 1 (election of two nominees as directors), you may vote “FOR” each of the nominees to the Board, or you may “WITHHOLD.” A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For Proposal 2 (ratification of the selection of PricewaterhouseCoopers LLP) and Proposal 3 (non-binding, advisory vote on executive compensation) you may vote “FOR” or “AGAINST” each proposal or abstain from voting on the proposal. For Proposal 4 (non-binding, advisory vote on the frequency of non-binding, advisory votes on executive compensation), you may vote for every “ONE YEAR,” “TWO YEARS” or “THREE YEARS,” or abstain from voting on the proposal.

Beneficial Stockholders. If you hold your shares in a stock brokerage account or through a broker, bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being made available to you by your broker, bank or nominee. You may not vote directly any shares held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or nominee on how to vote your shares. If you hold your shares in street name, this proxy statement and the accompanying proxy card were forwarded to you by your brokerage firm, bank or other nominee and you should follow the voting instructions provided by your broker, bank or nominee. You may complete and return a voting instruction card to your broker, bank or nominee.

Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote by written ballot at the Annual Meeting or by proxy before the Annual Meeting in the following ways:

1.	By voting on the Internet. To vote on the Internet, go to www.envisionreports.com/STCK or scan the QR code on the accompanying proxy card with your smartphone to complete an electronic proxy card. You will be asked to provide the control number from the accompanying proxy card;
2.	By making a toll-free telephone call within the United States or Canada using a touch-tone telephone to 1-800-652-VOTE (8683); or
3.	By completing, signing, dating and returning the accompanying proxy card by mail.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 9, 2016.

If you do not provide your broker, bank or nominee instructions on how to vote your shares on non-discretionary items, a “broker non-vote” may occur. Proposal 1 (election of two nominees as directors), Proposal 3 (non-binding, advisory vote on executive compensation) and Proposal 4 (non-binding, advisory vote on the frequency of non-binding, advisory votes on executive compensation) are non-discretionary items for which your broker, bank or nominee will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of PricewaterhouseCoopers LLP) is a discretionary item, and your broker, bank or nominee may vote your shares in their discretion in the event that they do not receive voting instructions from you. Accordingly, it is possible for there to be broker non-votes for Proposals 1, 3 and 4 but not for Proposal 2. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the Annual Meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on Proposals 1, 3 or 4.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q:	How do proxies work?

A:	The Board is asking for your proxy. If you complete and submit a proxy, the persons named as proxies (Peter C. Alexander, James F. Major, Jr. and Paul Street) will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

•	“FOR” the election of Peter C. Alexander and Carl R. Vertuca, Jr. as directors to hold office until the 2019 annual meeting of stockholders and until their respective successors are elected and qualified (Proposal 1);
•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2);
•	“FOR” the non-binding, advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement (Proposal 3); and
•	“FOR” the frequency of every ONE YEAR for the non-binding, advisory vote on the frequency of non-binding, advisory votes on executive compensation (Proposal 4).

We do not expect any other business to properly come before the Annual Meeting; however, if any other business should properly come before the Annual Meeting, the persons named as proxies will vote your shares on such matters in accordance with their best judgment.

If for any reason any of the nominees for election as director becomes unavailable for election, the proxy holders may exercise discretionary authority to vote for substitutes proposed by the Board.

Q:	What constitutes a quorum and how will votes be counted?

A:	In order to carry out the business of the Annual Meeting, we must have a quorum. This means that at least a majority of the outstanding shares entitled to vote must be represented at the Annual Meeting, either in person or by proxy. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the Record Date, the Annual Meeting may be adjourned to a subsequent date for the purposes of obtaining a quorum. On the Record Date, there were 65,338,859 shares outstanding and entitled to vote. Thus, the holders of 32,669,430 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Proxies received but marked as abstentions and “broker non-votes,” if any, will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of establishing a quorum.

Computershare Trust Company, N.A. will count the vote and its representative will serve as the inspector of the election.

Q:	What vote is required to approve each proposal?

A:	Proposal 1 (election of two nominees as directors) is an uncontested director election. Our Amended and Restated Bylaws require that each nominee be elected by a plurality of votes cast at any meeting for the election of directors at which a quorum is present. Abstentions and broker non-votes will have no effect on Proposal 1 because they are not considered votes cast.

With respect to Proposal 2 (ratification of the selection of PricewaterhouseCoopers LLP) and Proposal 3 (non-binding, advisory vote on executive compensation) the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposal is necessary for approval. Abstentions will be equivalent to a vote against Proposals 2 and 3. Broker non-votes will have no effect on the results of Proposal 3 because they are not considered shares entitled to vote. However, regarding Proposal 2, the ratification of the appointment of our independent registered public accounting firm is considered a “routine” (or discretionary) item and brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions before the date of the Annual Meeting.

With respect to Proposal 4 (non-binding, advisory vote on the frequency of non-binding, advisory votes on executive compensation), the option of every one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders’ recommendation as to the frequency of future advisory votes on executive compensation. Abstentions and broker non-votes will have no effect on these items because they are not considered votes cast.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the accompanying proxy card to ensure that all of your shares are voted.

Q:	May I change or revoke my vote?

A:	Beneficial Stockholders. Beneficial stockholders should contact their broker, bank or other nominee for instructions on how to change their vote or revoke their proxy.

Registered Stockholders. Registered stockholders may change or revoke a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the General Counsel and Corporate Secretary at our principal executive offices at Two Lakeside Commons, 980 Hammond Drive NE, Suite 500, Atlanta, Georgia 30328;
•	submitting another properly completed proxy card that is dated later than the original proxy;
•	granting a subsequent proxy through the Internet or telephone; or
•	voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not itself be deemed to revoke your proxy unless you vote in person while attending the Annual Meeting. If you attend the Annual Meeting in person and want to vote in person, you can request that your previously submitted proxy not be used. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Q:	How do I attend the Annual Meeting?

A:	Subject to space availability, all common stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 7:00 a.m., Eastern Time. If you attend, you will be asked to present valid government-issued photo identification, such as a driver’s license or passport.

Beneficial stockholders (those whose shares are held through a broker, bank or other nominee) should bring a copy of a brokerage statement reflecting their ownership of our common stock as of the Record Date and check in at the registration desk at the Annual Meeting.

Cameras, recording devices and other electronic devices are not permitted at the Annual Meeting.

Q:	If I am unable to attend the Annual Meeting in person, can I listen to the Annual Meeting by telephone?

A:	Yes. Stockholders unable to attend the Annual Meeting in person will be able to call 1-800-230-1074 and listen to the Annual Meeting. Although stockholders accessing the Annual Meeting by telephone will be able to listen to the Annual Meeting, you will not be considered present at the Annual Meeting and you will not be able to vote via telephone. If you intend on accessing the Annual Meeting by telephone, it is important to vote in advance of the Annual Meeting via the Internet, by telephone or by completing, signing, dating and returning the accompanying proxy card as soon as possible to ensure that your shares are represented at the Annual Meeting.

Q:	Who bears the cost of the proxy solicitation?

A:	The Company bears all of the cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of all proxy materials. The Company also reimburses brokers, banks, fiduciaries, custodians and other institutions for their costs in forwarding the proxy materials to the beneficial owners or holders of our common stock. The Company and its directors, officers and regular employees also may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.

Q:	How can I find out the results of the voting at the Annual Meeting?

A:	Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Board and Governance Matters

Our corporate governance and nominating committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination or appointment. When identifying and evaluating candidates, the committee first determines whether there are any evolving needs of the Board that require expertise in a particular field. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to best fulfill its responsibilities. The committee also takes into account whether the nominee meets criteria for independence and whether the individual will enhance the diversity of views and experiences available to the Board in its deliberations.

Our corporate governance principles also require that all director candidates, whether recommended by a stockholder or otherwise, possess the following qualifications:

▪	experience as a senior officer in a public or substantial private company or other comparable experience;
▪	breadth of knowledge about issues affecting the Company and/or its industry;
▪	expertise in finance, logistics, manufacturing, law, human resources, marketing or other areas that the Board determines are important areas of needed expertise; and
▪	personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders.

The committee may retain a third-party search firm to assist the committee and the Board in locating qualified candidates that meet the needs of the Board at that time. If retained, a search firm may provide information on a number of candidates, which the committee will review and discuss. The committee, other members of the Board and the Chief Executive Officer will interview potential Board candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it will recommend the nomination or appointment of the candidate to the Board.

Our Amended and Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by resolution of the Board, and shall be divided into three classes. The size of the Board is currently eight directors. The Board is divided into three classes of directors, with three Class I Directors, three Class II Directors and two Class III Directors. The current term of our Class III Directors expires at the conclusion of the Annual Meeting, while the terms for our Class I and Class II Directors expire at the conclusion of the 2017 and 2018 annual meetings, respectively.

As of the effective date of the Merger and pursuant to the Merger Agreement, the size of our Board was increased from seven members to eight members, including five members of the Board of Directors of BMC (Peter C. Alexander, Carl R. Vertuca, Jr., David W. Bullock, Michael T. Miller and James O’Leary) and three members of the Board of Directors of SBS (Jeffrey G. Rea, David L. Keltner and Barry J. Goldstein). Our Amended and Restated Certificate of Incorporation, amended and restated as of the effective time of the Merger and pursuant to the Merger Agreement, provides that, subject to the rights of holders of preferred stock, newly created directorships, whether resulting from any increase in the authorized number of directors or any vacancies in the Board, may be filled only by a resolution approved by (i) prior to the date of the 2017 annual meeting, (A) a majority of the directors then in office, including at least one director originally designated by SBS or any successor to such director whose nomination and election was approved by a director originally designated by SBS, which we refer to as an SBS director, with respect to any such newly created directorships and any such vacancies in any directorship with respect to a director who was originally an SBS director, and (B) a majority of the directors then in office with respect to any other such vacancies, or (ii) from and after the date of the 2017 annual meeting, a majority of the directors then in office, in each case covered by clauses (i) and (ii) although less than a quorum, or, if applicable, by a sole remaining director.

Set forth below under “Proposal 1 – Election of Directors” is information with respect to the Class III Director nominees and for Class I and Class II Directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board and their ages.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, two directors are to be elected for a three-year term. Each of the nominees currently serves as a Company director. The two nominees for director receiving a plurality of the votes cast at the Annual Meeting will be elected directors. Each nominee elected as a director will continue in office until the conclusion of the 2019 annual meeting and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

Upon recommendation by the corporate governance and nominating committee of the Board, the Board proposes that Peter C. Alexander and Carl R. Vertuca, Jr. each be elected for a new term of three years and until their respective successors have been duly elected and qualified as Class III Directors. Each of the nominees has consented to serve if elected.

Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees as listed. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board.

The following table sets forth certain information as of the Record Date with respect to our directors, including the two persons nominated for election by our Board at the Annual Meeting.

Name	Age	Class (term expiring)
David W. Bullock, Chairman	51	Class I (2017)
David L. Keltner	56	Class I (2017)
Jeffrey G. Rea	51	Class I (2017)
Barry J. Goldstein	73	Class II (2018)
Michael T. Miller	51	Class II (2018)
James O’Leary	53	Class II (2018)
Peter C. Alexander	59	Class III (2016)
Carl R. Vertuca, Jr.	69	Class III (2016)

Nominees for Election for a Three-Year Term Expiring at the 2019 Annual Meeting

Peter C. Alexander Age 59	Mr. Alexander became a director and President and Chief Executive Officer of the Company upon the closing of the Merger. He previously served as Chief Executive Officer of BMC from August 2010 through the effective time of the Merger and served as a director of BMC from January 2010 through the effective time of the Merger. He previously served as President and Chief Executive Officer of ORCO Construction Distribution from 2005 to 2009. Mr. Alexander also was Managing Partner of KinderOaks Business Services. He previously served as President and Chief Executive Officer or in executive positions for several other companies in the technology, retail/distribution and service industries, including GE Capital, ComputerLand/Vanstar, Premiere Global Services and Coast to Coast Hardware. We believe that Mr. Alexander possesses specific attributes that qualify him to serve as a member of the Board, including his position as Chief Executive Officer of our Company, his past position as Chief Executive Officer of BMC before the closing of the Merger and his extensive experience in the lumber and building materials industry.

Carl R. Vertuca, Jr. Age 69	Mr. Vertuca previously served as a director of BMC from January 2010 through the effective time of the Merger. Mr. Vertuca is President of The Vertuca Group, a venture capital and real estate investment company founded in 2000. From August 2012 until December 2014, Mr. Vertuca served as a director and as chairman of the audit committee of Roomlinx (OTCMKTS: RMLX). He previously served as Executive Vice President and a director of the Dii Group, a publicly held contract manufacturing company. He served as a director and chairman of the audit committee of DDi Corp., a publicly held company that produces quick turn printed circuit boards, from 2003 until the company was acquired by Viasystems Group, Inc. in June 2012. We believe that Mr. Vertuca possesses specific attributes that qualify him to serve as a member of the Board, including his extensive financial and executive experience with large organizations, experience as a director of public companies and his expertise in executive management in the areas of corporate development, acquisitions, finance, administration, manufacturing and engineering.

Directors Continuing in Office until the 2017 Annual Meeting

David W. Bullock Age 51	Mr. Bullock previously served as a director of BMC from May 2014 through the effective time of the Merger. Mr. Bullock has served as the Chief Financial Officer of Pinnacle Agriculture Holdings LLC, a distributor of agricultural-related products, since October 2015. Mr. Bullock served as the Chief Financial Officer of Graham Packaging Company Inc. (NYSE: GRM), a global manufacturer of rigid plastics containers, from 2009 until the sale of the company in 2011. From 2002 to 2008, Mr. Bullock served as Chief Operating Officer, as well as Executive Vice President and Chief Financial Officer, of UAP Holding Corporation (NASDAQ: UAPH), a distributor of agricultural-related products. Prior to this, Mr. Bullock held various financial positions with FMC Corporation, Air Products and Chemicals Inc. and Westinghouse Electric. Mr. Bullock currently serves as a director of Pinnacle Agriculture Holdings LLC, Origin Agritek Ltd, Vail Christian Academy and Faith Alive USA Inc. Mr. Bullock received an M.B.A. from Cornell University and a B.S. in Electrical Engineering from Lehigh University. We believe that Mr. Bullock possesses specific attributes that qualify him to serve as a member of the Board, including his extensive financial skills and experience gained from previous management positions.
David L. Keltner Age 56	Mr. Keltner has served as a director of SBS and BMC Stock since April 2014. Since 2009, Mr. Keltner has served as the Chief Financial Officer of Ferguson Enterprises, Inc. From 2007 to 2009, he was the Chief Financial Officer of Wolseley North America. From 1993 to 2006, Mr. Keltner was the Vice President of Construction Lending for SBS. Prior to that, Mr. Keltner was a Vice President in the Institutional / Corporate Bank division of NationsBank. Mr. Keltner received a B.S. in finance from Miami University and an M.B.A. from the University of Chicago. We believe that Mr. Keltner possesses specific attributes that qualify him to serve as a member of the Board, including his strong executive and financial skills gained from previous and current management positions and valuable experience gained from previous and current board service.
Jeffrey G. Rea Age 51	Mr. Rea previously served as President and Chief Executive Officer of SBS from November 2010 through the effective time of the Merger and has been a director of SBS and BMC Stock since November 2010. Before joining SBS, he served as President of the specialty products group at TE Connectivity Ltd., which we refer to as TEL, from 2008 to 2010. Prior to TEL, in 2006 and 2007, Mr. Rea was the Senior Vice President of the building products group at Johns Manville, a global manufacturer of highly engineered materials and building products, which is owned by Berkshire Hathaway Company. Mr. Rea joined Johns Manville in 2002 as a Vice President and General Manager of its building insulation business. Before joining Johns Manville, Mr. Rea served 15 years in various leadership roles at General Electric Company, including general management, sales and marketing, distribution management and supply chain leadership positions, as well as five years with its corporate audit staff. Mr. Rea currently serves on the board of directors of Gores Holdings, Inc. Mr. Rea received a degree in mechanical engineering from Rose-Hulman Institute of Technology. We believe that Mr. Rea possesses specific attributes that qualify him to serve as a member of the Board, including his past position as Chief Executive Officer of SBS before the closing of the Merger and his broad industrial background.

Directors Continuing in Office until the 2018 Annual Meeting

Barry J. Goldstein Age 73	Mr. Goldstein has served as a director of SBS and BMC Stock since June 2013. Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc. in October 2000. He first joined Office Depot, Inc. as Chief Financial Officer in May 1987. From 1969 through May 1987, Mr. Goldstein was with Grant Thornton LLP where he was named a partner in 1976. Mr. Goldstein has public company accounting experience at the highest levels and has served as the chairman of six audit committees, four of them for public companies. Mr. Goldstein currently serves on the board of directors of Kraton Performance Polymers, Inc. In the past five years, Mr. Goldstein also served on the boards of directors of Interline Brands, Inc. and Generac Holdings, Inc. Mr. Goldstein received a B.S. in economics from the Wharton School at the University of Pennsylvania. We believe that Mr. Goldstein possesses specific attributes that qualify him to serve as a member of the Board, including his strong executive, financial and corporate governance skills and valuable experience gained from previous and current board service.

Michael T. Miller Age 51	Mr. Miller previously served as a director of BMC from May 2014 through the effective time of the Merger. Mr. Miller has served as the most senior financial officer of Installed Building Products, Inc. (NYSE: IBP) since he joined IBP in 2000 as Executive Vice President—Finance. Mr. Miller has been IBP’s Chief Financial Officer since July 2013 and has served as a director since March 2004. IBP is a nationwide installer of insulation and other building products in the new, existing and commercial real estate markets. Prior to joining IBP, Mr. Miller held the position of Senior Vice President/Managing Director responsible for Corporate Investment Banking at Huntington Capital Corp., a subsidiary of Huntington Bancshares, Inc., a regional bank holding company. Before joining Huntington in 1991, Mr. Miller held various positions with Deutsche Bank and CIBC in New York. Mr. Miller began his career at First Union National Bank in Charlotte, North Carolina. He holds a B.A. from Wake Forest University. We believe that Mr. Miller possesses specific attributes that qualify him to serve as a member of the Board, including his extensive experience in the building products industry, background in finance and knowledge of financial reporting, including over 15 years of management and oversight of financial reporting and audit teams.
James O’Leary Age 53	Mr. O’Leary previously served as a director of BMC from May 2014 through the effective time of the Merger. Mr. O’Leary currently serves as Deputy Chairman of the Board of Directors of Algeco Scotsman. Mr. O’Leary served as Chairman of the Board and Chief Executive Officer of Kaydon Corporation, Inc., a diversified global manufacturer of precision industrial goods listed on the New York Stock Exchange, from March 2007 until its sale in October 2013. He was an independent director of Kaydon Corporation, Inc. from 2005 to March 2007. Mr. O’Leary is an independent director of MCS360 and serves as an advisor to certain private equity funds. Mr. O’Leary is a certified public accountant (currently inactive) in the State of New York and holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.B.A. from Pace University. We believe that Mr. O’Leary possesses specific attributes that qualify him to serve as a member of the Board, including his depth of business, operations and financial experience.

Required Vote

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to approve the election of each of the nominees for election as a director. All nominees for election as directors at the Annual Meeting currently serve on the Board. If no voting specification is made on a properly returned or voted proxy card, the proxies will vote FOR the election of Peter C. Alexander and Carl R. Vertuca, Jr. as directors to hold office until the 2019 annual meeting of stockholders and until their respective successors are elected and qualified. Abstentions and broker non-votes will have no effect on Proposal 1 because they are not considered votes cast.

BMC STOCK BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NAMED NOMINEES FOR ELECTION AS DIRECTORS

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016. Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board, upon the recommendation of the audit committee, is submitting the selection of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the audit committee will reconsider the matter. PricewaterhouseCoopers LLP is considered by management to be well qualified.

KPMG LLP was the independent registered public accounting firm that audited BMC’s financial statements for the fiscal years ended December 31, 2014, and December 31, 2013. PricewaterhouseCoopers LLP was SBS’s independent registered public accounting firm prior to the closing of the Merger. The Merger was treated as a reverse acquisition for accounting purposes and, as such, the historical financial statements of the accounting acquirer, BMC, have become our historical financial statements. The SEC has released guidance that, unless the same accountant reported on the most recent financial statements of both the accounting acquirer and the acquired company, a reverse acquisition results in a change of accountants. Consequently, upon the consummation of the Merger, KPMG LLP was dismissed as our independent registered public accounting firm and PricewaterhouseCoopers LLP was engaged to be our independent registered public accounting firm for the fiscal year ending December 31, 2015.

KPMG LLP’s reports on BMC’s financial statements for the fiscal years ended December 31, 2014, and December 31, 2013, did not contain an adverse opinion or disclaimer of opinion or qualification or modification as to uncertainty, audit scope, or accounting principles. In addition, during the fiscal years ended December 31, 2014, and December 31, 2013, and through December 15, 2015 (the date of KPMG LLP’s dismissal by the audit committee), (1) there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years, and (2) there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

We have furnished the foregoing disclosure to KPMG LLP.

On December 15, 2015, the audit committee approved the engagement of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2015. PricewaterhouseCoopers LLP was the independent registered public accounting firm that audited SBS’s financial statements for the fiscal years ended December 31, 2014, and December 31, 2013. During the fiscal years ended December 31, 2014, and December 31, 2013, and during the interim period from January 1, 2015 to September 30, 2015, SBS did not consult with PricewaterhouseCoopers LLP in regard to BMC’s financial statements, which were audited by KPMG LLP, with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on BMC’s financial statements, and neither a written report was provided to BMC or oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by BMC in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

We have furnished the foregoing disclosure to PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2014, and 2015, respectively. Amounts in the table for periods prior to the consummation of the Merger on December 1, 2015, reflect amounts paid by SBS to PricewaterhouseCoopers LLP.

	Fiscal 2014	Fiscal 2015
Audit Fees (1)	$1,333,815	$2,110,158
Audit-Related Fees (2)	95,000	343,783
Tax Fees (3)	35,663	17,820
All Other Fees (4)	1,800	1,800
Total	$1,466,278	$2,473,561

(1)	Consists of fees for professional services provided in connection with the audit of consolidated annual financial statements, review of consolidated interim financial statements, services in connection with SBS’s Registration Statements on Form S-1 and Form S-3 related to a secondary offering and shelf registration for fiscal year 2014, services in connection with the Merger for fiscal year 2015, including SBS’s Registration Statement on Form S-4, and review of a sale-leaseback transaction for fiscal year 2015.
(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit of our consolidated financial statements and are not reported under “Audit Fees.” The fees for fiscal year 2014 relate to due diligence in relation to potential acquisitions and the fees for fiscal year 2015 relate to due diligence in relation to the Merger and consultations relating to technical accounting matters.
(3)	Consists of fees billed for professional services rendered for tax compliance and tax planning and advice.
(4)	Consists of fees for services other than those described in the audit fees, audit-related fees and tax fees sections above. For fiscal years 2014 and 2015, these fees relate to a subscription to an online accounting research tool.

Pre-Approval Policy

The audit committee of the Board pre-approved all audit, audit related and permissible non-audit services provided to the Company by PricewaterhouseCoopers LLP before management engaged the auditors for those purposes. The policy of the audit committee is to review all engagement letters from accounting firms for non-audit services. The audit committee pre-approves all services to be provided by the accounting firm that performs the annual audit of the Company’s financial statements. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor, and solicited the input of management and PricewaterhouseCoopers LLP on this issue.

All of the audit-related, tax and all other services provided by PricewaterhouseCoopers LLP to the Company in 2015 were approved by the audit committee (as then constituted) by means of specific pre-approvals. All non-audit services provided to the Company in 2015 were reviewed by the audit committee (as then constituted), which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Required Vote

An affirmative vote of a majority of the shares represented at the Annual Meeting in person or by properly executed proxy and entitled to vote on Proposal 2 is necessary to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Abstentions will be equivalent to a vote against this proposal. Broker non-votes will have no effect on Proposal 2 because they are not considered shares entitled to vote. If no voting specification is made on a properly returned or voted proxy card, the proxies will vote FOR Proposal 2.

BMC STOCK BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis, which we refer to as the CD&A, contained in this proxy statement, the compensation committee’s goal in setting executive compensation is to: (1) attract, engage and retain superior talent who contribute to our long-term success; (2) motivate, inspire and reward executive officers whose knowledge, skills and performance are critical to our business; (3) ensure compensation is aligned with our corporate strategies and business objectives; and (4) provide our executive officers with short- and long-term incentive compensation programs that effectively align their interests with those of our stockholders.

Stockholders are urged to read the CD&A contained in this proxy statement, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the summary compensation table set forth in “Executive Compensation—Compensation Tables—Summary Compensation Table” and other related compensation tables and narrative disclosure which describe the compensation of our Named Executive Officers, which we refer to as NEOs, in fiscal 2015.

The compensation committee and the Board believe that the policies and procedures articulated in the CD&A are effective in aligning the interests of our executives with those of our stockholders and in incentivizing performance that supports our short- and long-term strategic objectives and that the compensation of our NEOs in fiscal 2015 reflects and supports these compensation policies and procedures.

As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is, hereby APPROVED.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although non-binding, the Board and the compensation committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Required Vote

An affirmative vote of a majority of the shares represented at the Annual Meeting in person or by properly executed proxy and entitled to vote on Proposal 3 is necessary for approval. Abstentions will be equivalent to a vote against this proposal. Broker non-votes will have no effect on Proposal 3 because they are not considered shares entitled to vote. If no voting specification is made on a properly returned or voted proxy card, the proxies will vote FOR Proposal 3.

BMC STOCK BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal 4, the Board is asking stockholders to cast a non-binding, advisory vote on how frequently say-on-pay votes should be held in the future. Stockholders will be able to cast their votes on whether to hold say-on-pay votes every one year, two years or three years. Alternatively, you may abstain from casting a vote.

You may cast your vote on the resolution below by indicating your preference for us to conduct future advisory votes on the compensation of our NEOs every one year, two years or three years, or you may abstain from voting:

RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory stockholder vote to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Although this advisory vote is not binding on the Board, the Board will carefully consider and expects to be guided by the alternative that receives the most stockholder support in determining the frequency of future say-on-pay votes. Notwithstanding the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

While our executive compensation programs are designed to promote a long-term connection between pay and performance, after careful consideration of the frequency alternatives, the Board believes that conducting advisory votes on executive compensation every ONE YEAR is appropriate for us and our stockholders at this time.

Required Vote

The advisory vote regarding frequency of a stockholder advisory vote on the compensation of the Company’s NEOs shall be determined by whichever of the choices—every one year, two years or three years—receives the greatest number of votes cast. Shares represented by proxies which are marked to indicate abstentions from this proposal and broker non-votes with respect to this proposal will not affect its outcome. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote for a frequency of every ONE YEAR for future advisory votes regarding the executive compensation of the NEOs.

BMC STOCK BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FREQUENCY OF ONE YEAR ON THIS PROPOSAL

Corporate Governance

Corporate Governance Principles

The Board has adopted policies and procedures to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the audit committee, the compensation committee and the corporate governance and nominating committee of the Board, and our Code of Business Conduct and Ethics, may be viewed in the “Corporate Governance” section of our Investor Relations website at ir.bmcstock.com. The Board regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines and other governance documents as it deems necessary and appropriate. The information contained on or accessible through our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated herein or into any other filings with the SEC. We will also provide any of the foregoing information in print without charge upon written request to the General Counsel and Corporate Secretary, Two Lakeside Commons, 980 Hammond Drive NE, Suite 500, Atlanta, Georgia 30328.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

▪	Board structure, membership and service;
▪	Board leadership;
▪	Board procedures;
▪	Board and committee meetings;
▪	Committees; and
▪	Responsibilities of the Board.

We intend to disclose any future amendments to our Corporate Governance Guidelines on our website.

Board Composition

Our Amended and Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by resolution of the Board, and shall be divided into three classes. The size of the Board is currently eight directors. The Board is divided into three classes of directors, with three Class I Directors, three Class II Directors and two Class III Directors. David W. Bullock, David L. Keltner and Jeffrey G. Rea are the Class I Directors with a term expiring in 2017. Barry J. Goldstein, Michael T. Miller and James O’Leary are the Class II Directors with a term expiring in 2018. Peter C. Alexander and Carl R. Vertuca, Jr. are the Class III Directors with a term expiring in 2016 at the conclusion of the Annual Meeting. Our Amended and Restated Certificate of Incorporation also provides that, subject to the rights of holders of preferred stock, newly created directorships, whether resulting from any increase in the authorized number of directors or any vacancies in the Board, may be filled only by a resolution approved by (i) prior to the date of the 2017 annual meeting, (A) a majority of the directors then in office, including at least one SBS director with respect to any such newly created directorships and any such vacancies in any directorship with respect to a director who was originally an SBS director, and (B) a majority of the directors then in office with respect to any other such vacancies, or (ii) from and after the date of the 2017 annual meeting, a majority of the directors then in office, in each case covered by clauses (i) and (ii) although less than a quorum, or, if applicable, by a sole remaining director.

The table below provides current membership information for the audit committee, compensation committee and corporate governance and nominating committee. Messrs. Bullock, Alexander, Miller, O’Leary and Vertuca were each appointed to the Board effective as of the closing of the Merger on December 1, 2015. Between December 1, 2015 and December 15, 2015, Mr. O’Leary served on the audit committee before joining the corporate governance and nominating committee, in addition to his service on the compensation committee, and Mr. Vertuca served on the corporate governance and nominating committee before joining the audit committee, in addition to his service on the audit committee.

Director Name	Independent (Y/N)	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
David W. Bullock (Chairman of Board)	Y			X (Chair)
Peter C. Alexander	N
Barry J. Goldstein	Y	X (Chair)		X
David L. Keltner	Y		X
Michael T. Miller	Y	X
James O’Leary	Y		X	X
Jeffrey G. Rea	N
Carl R. Vertuca, Jr.	Y	X	X (Chair)

The table below provides membership information immediately prior to the closing of the Merger on December 1, 2015, for the audit committee, compensation committee and corporate governance and nominating committee. Messrs. Freedman, Mellor, Prust and Yager each resigned as a member of the Board effective as of the closing of the Merger on December 1, 2015.

Director Name	Independent (Y/N)	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Andrew Freedman (Chairman of Board)	N
Barry J. Goldstein	Y	X (Chair)	X	X
David L. Keltner	Y	X	X
Robert E. Mellor	Y		X (Chair)	X (Chair)
Kevin L. Prust	Y	X		X
Jeffrey G. Rea	N
Steven C. Yager	N

Annual Meeting of Stockholders, Board Meetings and Attendance

While the Company does not have any formal policy, all members of the Board are expected to attend the annual meetings of stockholders unless an emergency or other urgent, unexpected circumstance prevents them from doing so. All of our directors then on the Board attended our 2015 annual meeting. Additionally, in 2015 our Board held 14 meetings, our audit committee held 8 meetings, our compensation committee held 6 meetings and our corporate governance and nominating committee held 4 meetings, in person or telephonically. During 2015, each member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of 2015 for which he was a director or committee member.

Controlled Company

Prior to March 18, 2014, Gores Building Holdings, LLC, which we refer to as Gores Building Holdings, an affiliate of The Gores Group LLC, which we refer to as Gores, controlled more than 50% of the combined voting power of our common stock, and had the right to designate a majority of the members of our Board for nomination for election. As a result, we were a “controlled company” under NASDAQ rules.

As of March 18, 2014, we ceased to be a controlled company and were required to comply with all of NASDAQ’s corporate governance requirements on the following phase-in schedule: our compensation committee and our corporate governance and nominating committee were each required to be composed of at least three members, one of whom was independent upon ceasing to be a “controlled company,” a majority of whom must have been independent within 90 days of ceasing to be a “controlled company” and each of whom must have been independent within one year of ceasing to be a “controlled company.” Additionally, within 12 months from ceasing to be a “controlled company” we were required to have a majority of independent directors on our Board. We complied with all these requirements within the prescribed time.

Director Independence

Following our initial public offering in August 2013, which we refer to as our IPO, and until March 18, 2014, we utilized the “controlled company” exemption from certain corporate governance requirements as permitted by NASDAQ. As a result, we did not have a majority of independent directors on our Board, nor did our corporate governance and nominating committee or compensation committee consist entirely of independent directors prior to March 17, 2015. Since April 7, 2014, our audit committee has consisted entirely of independent directors. Since March 17, 2015, our compensation committee and our corporate governance and nominating committee have each consisted entirely of independent directors. In addition, since March 17, 2015, our Board has consisted of a majority of independent directors.

As required under NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and BMC Stock, our senior management and our independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Bullock, Goldstein, Keltner, Miller, O’Leary and Vertuca. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with BMC Stock.

Board Committees

The Board has an audit committee, a compensation committee and a corporate governance and nominating committee, which were constituted immediately prior to our IPO in August 2013. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his individual exercise of independent judgment with regard to BMC Stock. The Board has adopted a written charter for each of these committees, which sets out the functions and responsibilities of each committee. The charters of the audit committee, the compensation committee and the corporate governance and nominating committee are available in their entirety in the “Corporate Governance” section of our Investor Relations website at ir.bmcstock.com. The information contained on or accessible through our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated herein or into any other filing with the SEC.

Audit Committee. The audit committee is responsible for, among other matters: (1) selecting, terminating, determining the compensation of and overseeing our independent registered public accounting firm and approving all services to be performed by it; (2) overseeing our independent registered accounting firm’s qualifications, experience, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, internal accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (6) overseeing our internal audit function; and (7) reviewing with both management and our independent registered public accounting firm certain related party transactions and dealings.

Our Amended and Restated Certificate of Incorporation provides that, prior to the date of the 2017 annual meeting of stockholders, the chairman of the audit committee may be appointed only by resolution of a majority of the directors then in office, including at least one SBS director.

Our audit committee currently consists of Messrs. Goldstein, Miller and Vertuca, and Mr. Goldstein serves as the chairman of such committee. Messrs. Keltner and Prust resigned from the audit committee effective as of the closing of the Merger on December 1, 2015. Messrs. Goldstein, Miller and Vertuca meet the independence requirements and each member of the audit committee meets the financial literacy requirements of the SEC and NASDAQ. The Board has determined that each of Messrs. Goldstein, Miller and Vertuca is an audit committee financial expert under SEC rules.

Audit Committee Report

Management of the Company has the primary responsibility for the integrity of the accounting, auditing and financial reporting practices of the Company, including the system of internal controls. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles in the United States. The audit committee’s responsibility is to monitor these processes. In this regard, the audit committee meets periodically with management and our independent registered public accounting firm. The audit committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in conducting any such investigations. The audit committee has the sole responsibility for the engagement and retention of the Company’s independent registered public accounting firm and the approval of all audit and other engagement fees.

The audit committee represents and assists the Board in fulfilling its oversight responsibility relating to matters under the purview of the audit committee’s charter. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2015, with the Company’s management and representatives of the independent registered public accounting firm. Audit committee members are not professionally engaged in the practice of auditing or accounting, and their functions are not intended to duplicate or certify the activities of management or PricewaterhouseCoopers LLP. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board. In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.

PricewaterhouseCoopers LLP audited the financial records of the Company and its subsidiaries for the year ended December 31, 2015, and served as independent registered public accounting firm for SBS and its predecessors since 1985.

Based on the above-mentioned review and discussions with management and PricewaterhouseCoopers LLP, and subject to the limitations on the roles and responsibilities of the audit committee referred to above and in the audit committee’s written charter, the audit committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC. In addition, the audit committee engaged PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2016.

Audit Committee

Barry J. Goldstein, Chair

Michael T. Miller

Carl R. Vertuca, Jr.

The foregoing Audit Committee Report shall not be considered soliciting material, nor shall it be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Audit Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act, or under the Exchange Act, regardless of any general incorporation language in such filing.

Compensation Committee. The compensation committee is responsible for, among other matters: (1) assisting the Board in discharging its responsibilities relating to compensation of our directors, chief executive officer and other executive officers; (2) reviewing and approving employment agreements and other similar arrangements between us and our chief executive officer and other executive officers; (3) reviewing and evaluating our overall compensation philosophy and overseeing our equity, incentive and other compensation and benefits plans; and (4) preparing the compensation committee report on executive officer compensation required by the SEC for inclusion in our proxy statement and which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Our compensation committee currently consists of Messrs. Vertuca, Keltner and O’Leary, and Mr. Vertuca serves as the chairman of such committee. Mr. Goldstein resigned from the committee effective as of the closing of the Merger on December 1, 2015. The compensation committee consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of NASDAQ, are non-employee directors for the purposes of Rule 16b-3 of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and satisfy the requirements of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Section 162(m) for outside directors.

Corporate Governance and Nominating Committee. Subject to the provisions of our Amended and Restated Certificate of Incorporation, the corporate governance and nominating committee is responsible for, among other matters: (1) identifying and assessing persons qualified to become Board members, consistent with the qualification standards and criteria approved by our Board; (2) recommending to the Board a slate of director nominees for election or reelection at the annual meeting of stockholders; (3) recommending to the Board the structure and membership of Board committees; (4) recommending to the Board persons to fill Board and committee vacancies; (5) overseeing annual evaluations of the Board and committees of the Board; and (6) reviewing periodically our Code of Business Conduct and Ethics and amendments thereto.

In identifying potential candidates for Board membership, the committee relies on suggestions and recommendations from directors, stockholders, management and others, including from time to time executive search and board advisory firms. The committee does not distinguish between nominees recommended by stockholders and other nominees.

Our corporate governance and nominating committee currently consists of Messrs. Bullock, Goldstein and O’Leary, and Mr. Bullock serves as the chairman of such committee. Messrs. Mellor and Prust resigned from the committee effective as of the closing of the Merger on December 1, 2015. The corporate governance and nominating committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of NASDAQ and are non-employee directors for the purposes of Rule 16b-3 of the Exchange Act.

Policy Regarding Consideration of Candidates for Director

The corporate governance and nominating committee will consider stockholder nominations for membership on the Board. Stockholders wishing to recommend candidates to be nominated for election to the Board at the 2017 annual meeting of stockholders may do so by sending the following information to the attention of the Secretary of the Company at Two Lakeside Commons, 980 Hammond Drive NE, Suite 500, Atlanta, Georgia 30328: the name, age, business address and residence address of the candidate; the principal occupation or employment of the candidate; the class or series and number of shares of capital stock of the Company that are directly or indirectly owned beneficially or of record by the candidate and the date such shares were acquired and any other information relating to the candidate that would be required to be disclosed in a proxy statement or is otherwise required pursuant to Section 14 of the Exchange Act, including such candidate’s written consent to being named in the proxy statement as a nominee, if applicable, and to serve as a director if elected. Recommendations must also include certain other requirements with respect to the nominating stockholder specified in our bylaws.

Recommendations must be delivered to the Secretary of the Company not earlier than January 10, 2017, and not later than February 9, 2017. Stockholder recommendations provided to the Secretary of the Company within this time frame will be reviewed using the nominating process outlined in the bylaws.

Code of Business Conduct and Ethics

The Board has approved and adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees, including our principal executive, financial and accounting officers and all persons performing similar functions. The Code of Business Conduct and Ethics is available in the “Corporate Governance” section of our Investor Relations website at ir.bmcstock.com. The information contained on or accessible through our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated herein or into any other filings with the SEC.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are separated, with David Bullock serving as Chairman of the Board and Peter C. Alexander serving as President and Chief Executive Officer. For a description of the background of Messrs. Bullock and Alexander, please see “Proposal 1 – Election of Directors.” The Board has determined that the current structure is appropriate at this time in that it enables Mr. Alexander to focus on his role as President and Chief Executive Officer of the Company, while enabling Mr. Bullock to continue to provide leadership on policy at the Board level. Although the roles of Chief Executive Officer and Chairman of the Board are currently separated, the Board has not adopted a formal policy requiring such separation. The Board believes that the right Board leadership structure should, among other things, be informed by the needs and circumstances of the Company and the then-current membership of the Board, and that the Board should remain adaptable to shaping the leadership structure as those needs and circumstances change.

Role of the Board in Oversight of Risk

Our executive management is responsible for managing the risks inherent in our business, and our Board oversees our executive team in the execution of its risk management function. To assist in this oversight function, our Board has overseen the development of the Company’s risk management process. Management identifies and assesses the risks inherent in the business based on the likelihood of the risk occurring and the consequence to the Company if the risk were to be realized. Each year an annual risk assessment is presented to the Board identifying the significant risks, including a description of any current or future mitigating actions the Company may take. Further, the Board or audit committee receives interim reports on emerging risks as they occur.

Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our Company and the steps we take to monitor and control such exposures. While our Board has general oversight responsibility for risk at our Company, the Board has delegated some of its risk oversight duties to the various Board committees. In particular, the audit committee is responsible for generally reviewing and discussing the Company’s policies and guidelines with respect to risk assessment and risk management. It also focuses on the management of financial risk exposure and oversees financial statement compliance and risks associated with internal controls. The corporate governance and nominating committee oversees risks related to corporate governance, including risk related to the performance and composition of the Board. The compensation committee assists our Board in overseeing the management of risks arising from our compensation policies and programs and programs related to the assessment, selection, succession planning, training and development of executives of the Company.

Communications with the Board

Stockholders may contact an individual director, the Board as a group or a specified Board committee or group, including the non-employee directors as a group, at the following address: c/o General Counsel and Corporate Secretary, BMC Stock Holdings, Inc., Two Lakeside Commons, 980 Hammond Drive NE, Suite 500, Atlanta, Georgia 30328, Attn: Chairman of the Corporate Governance and Nominating Committee. In accordance with instructions provided by our Corporate Governance Guidelines, your correspondence will be distributed to the chairman of the corporate governance and nominating committee.

Compensation Committee Interlocks and Insider Participation

During 2015, no officer or employee served as a member of our compensation committee. None of our executive officers currently serves, or served during 2015, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Director Compensation

During 2015, all members of our Board who were not employed by the Company or one of its subsidiaries received compensation for their services to the Board and related committees pursuant to the policies described below. As of the effective date of the Merger and pursuant to the Merger Agreement, the size of our Board was increased from seven members to eight members, including the legacy SBS directors, consisting of Messrs. Rea, Keltner and Goldstein, and Messrs. Alexander, Vertuca, Bullock, Miller and O’Leary, whom we refer to as the BMC directors. Because the Merger was completed late in fiscal 2015, the Board determined that, for the period from the closing of the Merger through December 31, 2015, it was appropriate to compensate the non-employee SBS directors in accordance with the legacy SBS director compensation policy and the non-employee BMC directors in accordance with the legacy BMC director compensation policy, each described in more detail below.

Legacy SBS Director Compensation Policy

Description	Amount
Annual retainer	$50,000
Additional annual retainer for chair of the Board	$40,000
Additional annual retainer for committee membership	$10,000 for membership on audit committee, compensation committee or corporate governance and nominating committee
Additional annual retainer for chair of committee	$10,000 for chair of audit committee, compensation committee or corporate governance and nominating committee
Annual grant of restricted stock units (only for directors who are not employed by the Company or affiliated with Gores)	$70,000

All directors were entitled to be reimbursed for their reasonable expenses to attend meetings of the Board and related committees and otherwise attend to our business. In addition, non-employee directors were entitled to the following equity awards:

Under the legacy SBS director compensation policy, on an annual basis, each of our non-employee directors then in office who was unaffiliated with Gores received a grant of $70,000 worth of restricted stock units on the date of our annual meeting of stockholders, which vested on the date of the next annual meeting of stockholders. However, for the fiscal year ending December 31, 2015, the Board determined that it would be advisable to award an equivalent amount in cash in lieu of awarding restricted stock units to non-employee directors because substantive, non-public discussions concerning the Merger were underway between SBS and BMC at the time of our 2015 annual meeting of stockholders. Such cash awards were approved by the Board and paid to such non-employee directors not affiliated with Gores after the Registration Statement on Form S-4 relating to the Merger was declared effective by the SEC.

Under the legacy SBS director compensation policy, all of our non-employee directors had the option to defer all or any portion of their annual fees in exchange for receipt of fully vested deferred stock units, which provided for payment of shares of common stock on a future date selected by the non-employee director at the time of the deferral election.

All of our non-employee directors are also expected to comply with stock ownership guidelines, under which they are expected to hold at least two times the annual cash retainer ($100,000, or two times the $50,000 annual cash retainer) in stock or stock equivalents, subject to a three-year phase-in period following our IPO or from the date of appointment for newly-elected directors. We anticipate that all non-employee directors will meet this guideline within the applicable time period.

Mr. Rea, a director of the Company and the Company’s President and Chief Executive Officer until the closing of the Merger, will continue to participate in the Company’s health benefit plans, including basic medical insurance, executive medical coverage, dental and/or vision benefit plans on the same terms and conditions as are available to the Company’s executive officers, but only if, to the extent and for so long as Mr. Rea continues to serve as a director or consultant to the Company.

The Board has adopted a policy prohibiting all directors, officers and employees of the Company from engaging in short sales, hedging or monetization transactions, or trading in puts, calls and other derivative securities with respect to Company shares or other securities. In addition, unless approved in advance by the Company’s compliance officer, directors, officers and employees are prohibited from holding Company securities in margin accounts or pledging such securities as collateral for a loan, or from placing standing or limit orders with respect to Company securities.

Legacy BMC Director Compensation Policy

Description	Amount
Annual retainer	$75,000 for non-employee directors; $150,000 for non-employee chair of the Board
Additional annual retainer for committee membership	$10,000 for membership on audit committee, compensation committee or finance committee; $6,000 for membership on corporate governance and nominating committee
Additional annual retainer for chair of committee	$25,000 for chair of audit committee, compensation committee or finance committee; $16,000 for chair of corporate governance and nominating committee
Annual equity grant	$100,000 for non-employee directors; $200,000 for non-employee chair of the Board

All non-employee directors were entitled to be reimbursed for their reasonable travel expenses incurred in attending meetings of the BMC board and committees thereof, in accordance with BMC’s expense reimbursement procedures. Cash amounts were paid in monthly installments.

Messrs. Bullock, Miller, O’Leary and Vertuca were each appointed to the Board effective as of the closing of the Merger on December 1, 2015. Therefore, the compensation shown in the 2015 Non-Employee Director Compensation Table below includes only compensation paid to each of them for the time period from December 1, 2015 through December 31, 2015.

Upon consummation of the Merger, the Company assumed all obligations of BMC under the BMC 2010 Incentive Plan and BMC 2013 Incentive Plan, including BMC's time-vesting restricted stock and performance-vesting restricted stock. Each of the Messrs. Bullock, Miller, O’Leary and Vertuca were granted 6,380 shares of restricted stock upon the closing of the Merger in exchange for their respective BMC restricted stock.

2015 Non-Employee Director Compensation Table

The following table sets forth the annual compensation that we paid our non-employee directors in 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Current Non-Employee Directors(2)
David W. Bullock	10,000	—	10,000
Barry J. Goldstein	157,885	—	157,885
David L. Keltner	140,000	—	140,000
Michael T. Miller	7,917	—	7,917
James O’Leary	7,917	—	7,917
Jeffrey G. Rea(3)	4,167	—	4,167
Carl R. Vertuca, Jr.	10,500	—	10,500
Former Non-Employee Directors(4)
Steven G. Eisner(5)	14,808	—	14,808
Andrew Freedman(5)	84,615	—	84,615
Robert E. Mellor	152,500	—	152,500
Joseph P. Page(5)	10,577	—	10,577
Kevin L. Prust(6)	119,359	—	119,359
Steven C. Yager(5)	45,833	—	45,833

(1)	For Messrs. Goldstein, Keltner, Mellor and Prust, compensation includes a cash payment of $70,000 in lieu of an annual award of restricted stock units that has historically been paid on the date of our annual meeting of stockholders. For the fiscal year ending December 31, 2015, the Board determined that it would be advisable to award an equivalent amount in cash in lieu of awarding restricted stock units to non-employee directors because substantive, non-public discussions concerning the Merger were underway between SBS and BMC at the time of our 2015 annual meeting of stockholders.
(2)	Messrs. Bullock, Miller, O’Leary and Vertuca were each appointed to the Board effective as of the closing of the Merger on December 1, 2015.
(3)	Mr. Rea is the Company’s former President and Chief Executive Officer, who resigned as an officer of the Company as of the closing of the Merger on December 1, 2015. Mr. Rea was a non-employee director from December 1, 2015 to December 31, 2015. Accordingly, the amount shown represents only the fee payable to Mr. Rea for his service as a non-employee director for December 2015. Mr. Rea’s compensation in connection with his service as the President and Chief Executive Officer of SBS is set forth in the Summary Compensation Table.
(4)	Messrs. Freedman, Mellor, Prust and Yager each resigned as a member of the Board effective as of the closing of the Merger on December 1, 2015. Messrs. Eisner and Page each resigned as a member of the Board effective March 16, 2015.
(5)	The directors’ fees earned by Messrs. Eisner, Freedman, Page and Yager were paid directly to Gores Building Holdings.
(6)	Mr. Prust joined the Board as a director on March 17, 2015. Therefore, compensation for Mr. Prust includes only compensation for the time period from March 17, 2015, until his resignation from the Board on December 1, 2015.

2016 Board Compensation Program Changes

After consulting with the compensation committee, our Board approved changes to the compensation structure for our non-employee directors effective January 1, 2016. This new structure provides for $100,000 in equity grants annually (an increase of $30,000) and is consistent with the legacy BMC director compensation program. Cash amounts will be paid in quarterly installments. The new 2016 compensation structure is set forth below:

Non-Employee Director Compensation Elements (Effective January 1, 2016)

Description	Amount
Annual retainer	$75,000 for non-employee directors; $150,000 for non-employee chair of the Board
Additional annual retainer for committee membership	$10,000 for membership on audit committee, compensation committee or finance committee; $6,000 for membership on corporate governance and nominating committee
Additional annual retainer for chair of committee	$25,000 for chair of audit committee, compensation committee or finance committee; $16,000 for chair of corporate governance and nominating committee
Annual equity grant	$100,000 for non-employee directors; $200,000 for non-employee chair of the Board

Executive Officers

The following table sets forth the names, ages and titles of our current executive officers as of the Record Date:

Name	Age	Position
Peter C. Alexander	59	President and Chief Executive Officer and Director
Lisa M. Hamblet	49	Executive Vice President, eBusiness
James F. Major, Jr.	44	Executive Vice President, Chief Financial Officer and Treasurer
Paul Street	68	General Counsel and Corporate Secretary
William N. Gay	45	Senior Vice President and Chief Accounting Officer
Thomas J. Barnes	51	Senior Vice President of Supply Chain and Operations
Duff R. Wakefield	60	Divisional Vice President – Intermountain Division
Walter P. Randolph	53	Divisional Vice President – Mid-Atlantic Division

Our executive officers are appointed by our Board and serve until their successors have been duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above, other than Mr. Alexander, whose background information is provided in “Proposal 1 – Election of Directors.”

Lisa M. Hamblet - Executive Vice President, eBusiness. Ms. Hamblet leads the eBusiness, LEAN, marketing and merchandising capabilities for the Company. Ms. Hamblet joined the Company in 2013. Prior to that, she was with Staples Inc., where she held various senior management roles including Vice President of B2B eCommerce and Customer Support, Vice President of B2B Services and, most recently, Vice President of Facility Solutions. Ms. Hamblet received her undergraduate degree from the University of Massachusetts, Amherst and an M.B.A. from Bentley University.

James F. Major, Jr. - Executive Vice President, Chief Financial Officer and Treasurer. Mr. Major has been an executive officer of the Company since 2005. He is currently our Executive Vice President, Chief Financial Officer and Treasurer, and is responsible for finance, credit and information technology activities. Mr. Major has substantial expertise in financial planning, analysis and reporting, tax planning and compliance. Mr. Major joined our Company in 1998 as Assistant Controller. Prior to that, he was an audit manager with PricewaterhouseCoopers LLP. Mr. Major received a bachelor’s degree from Wake Forest University in 1993. He is a certified public accountant and has attended management programs at the Darden School of Business at the University of Virginia and the International Institute for Management Development in Lausanne, Switzerland.

Paul Street –General Counsel and Corporate Secretary. Mr. Street previously served as Chief Administrative Officer and General Counsel for BMC through the effective time of the Merger. From January 2010 through August 2010, Mr. Street served as Chief Executive Officer for BMC. Mr. Street joined BMC in 1999 and served in various senior management positions, including Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary. Prior to joining BMC, he was a partner in the law firm of Moffatt, Thomas, Barrett, Rock & Fields in Boise, Idaho. Mr. Street received his undergraduate degree from the College of Idaho and his J.D. from the University of Washington.

William N. Gay - Senior Vice President and Chief Accounting Officer. Mr. Gay previously served as Vice President and Corporate Controller for BMC from October 2014 through the effective time of the Merger. From October 2009 through October 2014, he served in various global and regional finance roles, including Region Controller – North America, for Novelis, Inc. Prior to that, Mr. Gay was an audit senior manager with PricewaterhouseCoopers LLP. Mr. Gay received a bachelor’s degree from The College of William and Mary in 1993. He is a certified public accountant and has extensive experience in financial accounting, reporting and compliance.

Thomas J. Barnes - Senior Vice President of Supply Chain and Operations. Mr. Barnes leads the purchasing, indirect spend and field support teams for the Company. Prior to assuming his current position as of the effective time of the Merger, Mr. Barnes joined BMC in 2015 to lead the integration of BMC and SBS. Mr. Barnes brings a diverse leadership background and over ten years of industry experience. Prior to joining BMC, Mr. Barnes held senior roles with Pro Build, Orco, Coombs & Associates and Exide Technologies. Mr. Barnes has a bachelor’s degree from Cal State University-Chico and an M.B.A. from Western Washington University.

Duff R. Wakefield - Divisional Vice President – Intermountain Division. Prior to assuming his current position as of the effective time of the Merger, Mr. Wakefield was the Divisional President and General Manager of the Company’s West Division since 2011. Mr. Wakefield oversees the Company’s operations in Texas, New Mexico, Utah, Washington and Idaho. Mr. Wakefield joined the Company in 1985 and has served in a variety of positions of increasing responsibility, including West Division Manager and District Manager overseeing the Company’s operations in Utah, Idaho and Wyoming, and Market Manager for the Salt Lake City area. Mr. Wakefield has attended executive education programs at the Darden School of Business at the University of Virginia and the International Institute for Management Development in Lausanne, Switzerland.

Walter P. Randolph - Divisional Vice President – Mid-Atlantic Division. Prior to assuming his current position as of the effective time of the Merger, Mr. Randolph was the Divisional President and General Manager of the Company’s East Division since 2010. Mr. Randolph oversees the Company’s operations in Pennsylvania, Washington, D.C., Virginia, North Carolina and South Carolina. Mr. Randolph joined the Company in 2004 and has held a variety of positions of increasing responsibility since that time. Prior to joining the Company, from 1998 to 2003, Mr. Randolph was with The Lumber Yard, a division of The Wolf Organization Inc., where he served as President for a period of time. Prior to that, Mr. Randolph was the Regional Vice President for the South and Mid-Atlantic regions of 84 Lumber Company. Mr. Randolph received a bachelor’s degree from James Madison University and has attended executive education programs at the Darden School of Business at the University of Virginia.

Executive Compensation

Compensation Discussion and Analysis

This CD&A describes the compensation arrangements we have with our NEOs, listed in the Summary Compensation Table. This section discusses the objectives and philosophy underlying our compensation policies for our NEOs, our compensation decisions with respect to our NEOs during 2015 and the factors relevant to an analysis of these decisions. This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans and expectations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from the currently anticipated plans and arrangements as summarized in this discussion.

As noted above, for accounting purposes, the Merger is treated as a “reverse acquisition,” with BMC deemed to be the accounting acquirer. As a result of the reverse acquisition accounting, BMC’s financial statements became our historical financial statements. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for more information. However, because SBS was the legal acquirer, including for SEC reporting purposes, a portion of the following discussion and tables set forth information with regard to compensation for services rendered to SBS for periods prior to the consummation of the Merger on December 1, 2015, which is derived from the historical financial statements of SBS. Additionally, our compensation programs include additional components as they were revised or modified to reflect certain components of BMC’s compensation program. Compensation for services rendered to BMC prior to the consummation of the Merger is not considered to be compensation for services rendered to us or our subsidiaries and therefore is not reflected in the following discussion and tables.

Executive Compensation Objectives and Philosophy

The primary objectives of our executive compensation programs are to: (1) attract, engage and retain superior talent who contribute to our long-term success; (2) motivate, inspire and reward executive officers whose knowledge, skills and performance are critical to our business; (3) ensure compensation is aligned with our corporate strategies and business objectives; and (4) provide our executive officers with short- and long-term incentive compensation programs that effectively align their interests with those of our stockholders. We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles:

To Pay for Performance. Our NEOs are partially compensated based on Company performance, as measured against certain pre-established financial objectives. The amounts earned by our executive officers vary based on the extent to which the objectives are met.

To Pay Competitively. We are committed to providing a total compensation program designed to retain our highest-performing employees and executives and attract superior leaders to our Company. We have established compensation levels that we believe are competitive based on our compensation committee’s and our Board’s experience with the pay practices and compensation levels of companies similar to us.

To Pay Equitably. We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, our compensation committee considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

To Be Aligned with Stockholders. We provide a significant portion of our executives’ total compensation in the form of equity-based awards. Award values fluctuate based on the share value, aligning executives with stockholder interests.

To Be Transparent. We strive to clearly communicate our programs to internal and external stakeholders. Internally we communicate so that participants clearly understand performance goals, results and the link between pay and performance. Externally, we communicate so that stockholders understand how our pay programs link to our business strategies and the relationship between pay and performance.

While our compensation committee considers the overall mix of compensation components in its review of compensation matters, it has not adopted any policies or guidelines for allocating compensation between cash and non-cash compensation or among different forms of non-cash compensation. In addition to the compensation objectives and philosophy discussed above, the principal factors affecting our compensation committee’s decisions regarding amounts and mix of compensation include:

•	Overall corporate performance, including financial condition and available resources;
•	The executive officer’s performance against corporate level strategic goals established as part of our annual planning process; and
•	The nature and scope of the executive officer’s responsibilities.

In addition to current compensation, we have found it important in some cases to provide our NEOs with competitive post-employment compensation. Post-employment compensation consists primarily of two elements: severance pay and benefits continuation for a specified period of time. We believe that these benefits are important considerations for our executive officer compensation packages, as they afford a measure of financial security in the event of termination of an officer’s employment under certain circumstances and also enable us to secure the officer’s cooperation following termination. We have sought to ensure that each combined compensation package is competitive at the time the package is negotiated with the executive officer. We provide post-employment compensation to our executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and our hiring needs dictate.

Overview and Responsibilities for Compensation Decisions

Our compensation committee, in consultation with and upon recommendation of our Chief Executive Officer, reviews compensation elements and amounts for our executive officers on an annual basis and at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require.

Our compensation committee, in consultation with and upon recommendation of our Chief Executive Officer, sets financial objectives for our cash and non-cash incentive plans. Our Chief Executive Officer provides compensation recommendations to the compensation committee for executives other than himself based on the benchmarking data discussed below and the other considerations mentioned in this Compensation Discussion and Analysis. Our compensation committee recommends compensation plans to our Board that are consistent with our compensation philosophy, strategically positioned against our peer group and competitive with other organizations similar to ours.

Our compensation committee and our Chief Executive Officer have been responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. Our Board and compensation committee determined all of the components of our Chief Executive Officer’s compensation and, in consultation with our Chief Executive Officer, the compensation of our other NEOs. Executive compensation is reviewed annually as part of our business planning for the year. During this process, our Chief Executive Officer is involved in the review of overall compensation for executive officers other than himself and the recommendation to the compensation committee of corporate-level performance goals for that year.

Our Chief Executive Officer evaluates the performance and development of our other executive officers in their respective positions and makes recommendations to the compensation committee regarding performance objectives and their impact on compensation. Our compensation committee evaluates the performance and development of our Chief Executive Officer, makes determinations as to whether and to what extent performance objectives of our executive officers have been achieved and ensures that we have effective and appropriate compensation programs in place. Our compensation committee undertakes a similar review of our Chief Executive Officer’s contribution to corporate goals. Our compensation committee meets to consider these recommendations and makes determinations relating to the compensation of our Chief Executive Officer and, in consultation with our Chief Executive Officer, makes determinations relating to the compensation of our other NEOs. Our compensation arrangements with our executive officers are primarily based on the consolidated financial achievements of our Company established at the beginning of the year, and these arrangements reflect our commitment to compensating for the achievement of corporate or individual objectives.

During 2015, the compensation committee engaged a third-party consultant, the POE Group, Inc., which we refer to as POE Group, to assist with determining compensation levels. POE Group reported directly to the committee. The committee had the sole authority to retain and dismiss POE Group and to approve POE Group’s fees. POE Group provided objective and independent advice and analysis to the committee with respect to executive and board compensation. The committee retained POE Group based upon its expertise and industry experience. The committee relied on POE Group to provide a review of executive and board compensation practices of companies in our peer group, including a benchmarking analysis of base salary and short- and long-term incentive targets of the companies with which we compete for executive talent.

The committee has evaluated the independence of POE Group and has determined that POE Group’s engagement did not present a conflict of interest at the time of its engagement considering the independence factors enumerated in Rule 10C-1(b) under the Exchange Act. The Company considered the policies and procedures employed by POE Group to prevent conflicts of interest, and whether the individual POE Group advisers to the committee own any stock of the Company or have any business or personal relationships with members of the committee or our executive officers.

Benchmarking

POE Group, in consultation with our compensation committee, compiled a report of benchmark compensation data for executive officers holding comparable positions at comparable companies. The benchmark data included base salary, annual cash incentive plan opportunities and awards and long-term incentive award values. For 2015, the peer group of companies we used in our benchmarking survey consists of the following companies:

American Woodmark	Apogee Enterprises	Applied Industrial Technologies
Armstrong World Industries	Beacon Roofing Supply	Beazer Homes USA
BlueLinx Holdings	Builders FirstSource	DXP Enterprises
Gibraltar Industries	H&E Equipment Services	MSC Industrial Direct
NCI Building Systems	Nortek	Pool
Ply Gem Holdings	Quanex Building Products	Simpson Manufacturing
Titan Machinery	Universal Forest Products

All of these companies, in both the lumber and building materials distribution industry and the non-lumber and building materials distribution industries, were selected for the compensation peer group because they were considered to be significant competitors with respect to the individuals with the talent and experience needed to serve in our executive officer positions. Peer group data are collected for executive positions so that we can determine appropriate base salary levels to attract and retain qualified executives. In general, we consider the median pay for comparable positions in the peer group as competitive benchmarks for setting our pay structure, but our pay varies from the median at the committee’s discretion when warranted by differences in responsibility or function compared to similar positions in peer groups, retention considerations, cumulative performance of any particular NEO or similar considerations.

While our compensation committee will utilize this formal benchmarking in its consideration of compensation decisions, we expect it will continue to manage our compensation programs on a flexible basis that will allow it to respond to market and business developments as it views appropriate.

Risk Management and Assessment

Our management assesses and discusses with the Board our compensation policies and practices for our employees as they relate to our overall risk management, and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. In addition, our management, compensation committee and Board believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. These beliefs are based on the following factors:

•	We do not have a particular business unit that carries a significant portion of our overall risk profile on a stand-alone basis;
•	Our compensation policies and practices are uniform across each of our functional areas and departments;
•	The mix of compensation among base salary and incentive cash bonus does not encourage excessive risk taking; and
•	Our annual compensation review and performance evaluation process considers factors that do not encourage excessive risk taking, such as leadership, customer service and safety.

Elements of Compensation

Our current executive compensation program consists of the following components:

•	Base salary;
•	Annual cash performance-based bonus;
•	Restricted stock awards;
•	Restricted stock unit awards;
•	Stock option awards;
•	Benefits payable upon an executive officer’s involuntary termination or voluntary termination in certain circumstances; and
•	Other health and welfare benefits.

Historically, our executive compensation program has reflected our performance, professional growth and development-oriented corporate culture. Our executive compensation includes both fixed components (base salary and benefits) and variable components (short- and long-term incentive compensation). The fixed components of compensation are designed to be competitive in order to induce talented executives to join our Company. The variable components are tied specifically to the achievement of Company objectives and are designed so that above-average performance is rewarded. Our compensation committee believes this mix of compensation components is appropriate for our NEOs because it incentivizes them to plan and work toward the achievement of our long-term success and aligns the interests of our NEOs with the interests of our stockholders, since the amount of compensation will vary depending upon our financial performance. Our compensation committee also believes that this mix is typical of companies in our industry and at our stage of development. Our compensation committee strives to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, it does not apply any rigid allocation formula in setting our executive compensation and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances, the individuals involved and their responsibilities and performance.

Base salary. We provide a base salary to each of our NEOs that is intended to reflect the scope of his or her responsibilities, individual performance, labor market conditions and competitive market salary levels. Base salaries are reviewed from time to time, but no less than annually, and are adjusted where warranted based on performance, changes in responsibilities and overall budget considerations. The table below sets forth the base salaries for each of our NEOs as of December 31, 2015 (except for the amounts reported for Messrs. Rea and Yeazel, which represent their respective base salaries in effect on December 1, 2015, the date of their resignation as officers of the Company effective upon the closing of the Merger):

Name	2015 Base Salary ($)(1)
Peter C. Alexander	650,000
James F. Major, Jr.	385,000
Jeffrey G. Rea	700,000
Bryan J. Yeazel	425,000
Lisa M. Hamblet	310,000
Duff Wakefield	225,000
Walter P. Randolph	225,000

(1)	The compensation committee approved an increase of Mr. Wakefield’s base salary from $200,000 to $225,000 effective as of June 1, 2015. For 2016 the compensation committee has approved (i) an increase of Mr. Alexander’s base salary to $750,000, effective as of February 1, 2016, and (ii) an increase to Mr. Major’s base salary to $425,000, effective as of March 1, 2016.

Performance-Based Cash Incentives. Because the Merger was completed late in fiscal 2015, the Board determined that, for the period from the closing of the Merger through December 31, 2015, it was appropriate to measure legacy SBS officers, including Messrs. Major, Rea, Wakefield and Randolph and Ms. Hamblet, based on stand-alone performance of the legacy SBS operations under our Management Incentive Plan, which we refer to as the MIP, and to measure legacy BMC officers, including Mr. Alexander, based on stand-alone performance of the legacy BMC operations under BMC’s Corporate Incentive Plan.

Performance-Based Cash Incentives for Legacy SBS Officers

We pay performance-based cash incentives in order to align the compensation of our employees, including our NEOs, with our short-term operational and performance goals and to provide near-term rewards for employees to meet these goals. Our short-term, performance-based executive bonus plan is offered under the MIP. The performance-based executive incentive plan provides our NEOs the opportunity to earn payments each fiscal year. These incentive payments are intended to motivate our NEOs to work effectively to achieve financial performance goals and reward them when these objectives are met. Each NEO’s target bonus amount is expressed as a percentage of base salary, which we refer to as the Target Bonus. For 2015, under the MIP, each NEO is eligible to receive a maximum award equal to 200% of his or her target award opportunity based on the Company’s achievement against financial targets established by our Board for (i) adjusted gross profit, (ii) adjusted EBITDA and (iii) free cash flow.

We use adjusted gross profit, adjusted EBITDA and free cash flow because they measure performance over the periods in which our NEOs can have significant impact, are directly linked to our long-term growth plan and are key metrics used by management and the Board to assess our operating performance. The targets and goals are based on our operating plan established at the beginning of the fiscal year, which is based upon certain assumptions and estimates of construction activity, growth and overall market conditions for the fiscal year and are designed to achieve our objectives for sustainable, dependable growth. Our targets are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis. Under the MIP, the Board reserves the right to make adjustments to financial and operational goals to account for items and circumstances not contemplated at the time the goals were initially established.

Under the MIP for 2015, which we refer to as the 2015 MIP, “adjusted gross profit” means gross profit plus an adjustment to add back depreciation expense included in cost of goods sold, and “free cash flow” means cash flows from operating activities plus (i) Merger-related costs paid in cash, net of the related tax benefit and (ii) changes in restricted cash, less (iii) capital expenditures, net of cash received from fixed asset disposals and (iv) capital lease additions.

For 2015, the Board initially established targets for adjusted EBITDA and adjusted gross profit predicated on an expected increase in single family home starts of approximately 10% over 2014 levels and reserved the right to adjust the targets if actual growth in single family home starts was materially different than the initial assumption. However, during 2015 the Board did not make any adjustments to the initial targets established for each metric. In order to calculate the percentage of the target award to be paid out, or the payout factor, for our NEOs (prior to any individual adjustment by the Board), the payout percentage for each performance metric is multiplied by its respective weight, the product of which is the payout factor for each performance metric. The payout factors for each performance metric are added to create the overall payout factor, which was 100.3%, before individual adjustment, for 2015. The following table shows the financial metrics established for determining payouts under the 2015 MIP for Messrs. Major and Rea and Ms. Hamblet and the calculation of the 2015 MIP payouts based on actual performance.

Performance Metrics (dollars in thousands)	Threshold	Target	Maximum	Actual 2015 Results	Weight	Factor
Adjusted gross profit	$311,175	$345,750	$375,000	$326,257
Payout %	50%	100%	200%	71.8%	20%	14.4%
Adjusted EBITDA	$46,750	$55,000	$65,000	$47,054
Payout %	50%	100%	200%	51.8%	50%	25.9%
Free cash flow	$0	$1,730	$12,000	$13,662
Payout %	50%	100%	200%	200%	30%	60.0%
Payout factor						100.3%

For divisional vice presidents, including Messrs. Wakefield and Randolph, the compensation committee considered, among other things, the Company’s performance in the geographic area assigned to each divisional vice president using the same performance metrics as set forth above for purposes of establishing a payout factor for each divisional vice president. Based on this consideration, the compensation committee determined a payout factor of 100% for Mr. Wakefield and 67% for Mr. Randolph.

Performance-Based Cash Incentives for Legacy BMC Officers

Performance-based cash incentives for legacy BMC officers for the period following the closing of the Merger were based on BMC’s Corporate Incentive Plan, which rewards employees in key management roles for their contributions towards specific annual, short-term financial goals and is designed to motivate executive officers to focus on company-wide priorities and reward them for individual results and achievements.

For the year ended December 31, 2015, BMC’s Corporate Incentive Plan compensated and rewarded the successful achievement of adjusted EBITDA budgeted at $99.46 million. Targets under the plan were set as a percentage of the participant’s base salary and varied based on the participant’s position. BMC achieved approximately $81.56 million of adjusted EBITDA for the year ended December 31, 2015, including the performance of the legacy BMC operations following the effective time of the Merger, corresponding to approximately 82.0% of the budgeted EBITDA.

For the year ended December 31, 2015, Mr. Alexander was eligible to receive an annual cash bonus of up to 200% of his fiscal year 2015 base salary with a target of 100% of his fiscal year 2015 base salary. Mr. Alexander’s annual cash bonus was based on the achievement of the budgeted EBITDA target (100% of the bonus).

The threshold for the payment of any annual cash bonus to Mr. Alexander was set at 75% of budgeted EBITDA. At the threshold, Mr. Alexander was eligible to receive 50% of his EBITDA bonus component. At 85% of budgeted EBITDA, Mr. Alexander was eligible to receive 75% of his EBITDA bonus component. Mr. Alexander received a cash bonus of $438,709 for the year ended December 31, 2015, including the performance of the legacy BMC operations following the effective time of the Merger, corresponding to 67.49% of Mr. Alexander’s EBITDA bonus component.

The following table shows each NEO’s target bonus payment as a percentage of 2015 base salary and his or her actual bonus payment in absolute terms and as a percentage of 2015 base salary.

Name	Target Bonus Payment as Percentage of Salary	Actual Bonus Payment as Percentage of Salary	Actual Bonus Payment ($)(1)
Peter C. Alexander	100%	67.49%	$438,709
James F. Major, Jr.	100%	100%	$385,000
Jeffrey G. Rea	100%	100%	$700,000
Bryan J. Yeazel	100%	100%	$425,000
Lisa M. Hamblet	100%	100%	$310,000
Duff Wakefield	100%	100%	$225,000
Walter P. Randolph	100%	67%	$150,000
(1)	Because the Merger was completed late in fiscal 2015, the Board determined that, for the period from the closing of the Merger through December 31, 2015, it was appropriate to measure legacy SBS officers and legacy BMC officers based on stand-alone performance of the legacy SBS operations under the MIP and the legacy BMC operations under BMC’s Corporate Incentive Plan, respectively. The amount shown for Mr. Alexander the total annual bonus payable for the fiscal year ended December 31, 2015, under BMC’s Corporate Incentive Plan, including the portion attributable to the period of time after the closing of the Merger.

Equity Incentives. In connection with the completion of our IPO, we adopted the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan, which we refer to as the 2013 Incentive Plan. The 2013 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation and performance awards. Directors, officers and other employees of the Company and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2013 Incentive Plan. The purpose of the 2013 Incentive Plan is to provide incentives that attract, retain and motivate high-performing officers, directors, employees and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our Company. The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2013 Incentive Plan or with respect to which awards may be granted may not exceed 5,600,000. As of the Record Date, approximately 3,781,373 common shares were available for issuance under the 2013 Incentive Plan.

During 2015, we awarded Messrs. Major, Yeazel, Wakefield and Randolph and Ms. Hamblet 36,000, 36,000, 18,000, 15,000 and 30,000 restricted stock units, respectively, and we awarded Mr. Wakefield and Mr. Randolph options to purchase 18,000 and 15,000 shares of our common stock, respectively, pursuant to the 2013 Incentive Plan. Mr. Yeazel’s award of restricted stock units was forfeited upon his resignation from the Company effective upon the closing of the Merger on December 1, 2015. The restricted stock units and options granted during 2015 to our NEOs and other employees will vest at the rate one-third per year over three years beginning on the first anniversary of the grant date, subject to the recipient continuously providing services to us through each such date. The exercise price of the options granted during 2015 was the closing price of the Company’s stock as reported by NASDAQ for the trading day immediately preceding the date of the grant.

Additional Executive Benefits. We provide our NEOs with benefits that our Board believes are reasonable and in the best interests of our Company and our stockholders. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our NEOs, including retirement plans, life insurance benefits, paid vacation and other benefits described below. The compensation committee, in its discretion, may revise, amend or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.

Retirement Plan Benefits. We maintain a qualified 401(k) savings plan, which allows participants to defer from 0% to 50% of cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. From time to time, we make contributions to our employees’ individual 401(k) accounts as a performance incentive. Participants are always vested in their own contributions to the plan and are generally fully vested in contributions by us after a five-year vesting period.

Health and Welfare Benefits. We offer medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance for all eligible employees, including our NEOs. Certain of our NEOs participate in a health care program administered by ArmadaCare, which provides reimbursement for certain out-of-pocket health care expenses, and Mr. Alexander is entitled to reimbursement for the cost of an annual health physical exam.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code. Section 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). Rights or awards granted under the plan will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. While our goal is to create and maintain plans that are efficient, effective and in compliance with these requirements, the compensation committee does not believe compensation decisions should be necessarily constrained by how much compensation is deductible for federal income tax purposes. Accordingly, the compensation committee has authorized, and retains the discretion to authorize, other payments that may not be deductible if it believes that they are in the best interests of our stockholders.

Tax Gross-Ups

We generally do not provide tax gross-ups other than for taxes related to reimbursements for expenses incurred for Company-requested relocation. None of our NEOs received a tax gross-up in 2015.

Recoupment Policy

We are subject to the recoupment requirements under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable laws. The 2013 Incentive Plan provides that awards granted under the 2013 Incentive Plan are subject to recoupment, including the clawback of “incentive-based compensation” under the Exchange Act, or under any applicable rules and regulations promulgated by the SEC.

As discussed below, the compensation committee recommended and the Board adopted a recoupment policy that went into effect on January 1, 2016.

2016 Executive Compensation Program Changes

After a transformative year in 2015, which saw us bring together BMC and SBS, our compensation committee is focused on combining the strengths of BMC’s and SBS’s legacy executive compensation programs. This process is a part of the committee’s ongoing review and refinement of our executive compensation program in light of evolving best practices and the company’s business strategy. For 2016, our compensation committee’s overriding objective will continue to be to achieve and sustain significant increases in stockholder value. Our 2016 executive compensation program has been designed to support this objective with a clear link between pay and corporate and individual performance while discouraging executives from taking excessive risks. We structured our 2016 compensation plans to provide target compensation levels and opportunities that are competitive with the median target opportunities for comparable positions among the companies that comprise our peer group. We continue to refine our peer group to be reflective of similar businesses of comparable size as well as businesses that are representative of the market place for talent in which we compete. This approach is also aimed at ensuring our ability to attract, retain and motivate the executives, managers and professionals who are critical to our short- and long-term success. A significant portion of our executives' compensation is “performance-based” in the form of both short- and long-term incentives that are intended to motivate balanced decision making by our executives while also aligning their interests with those of our stockholders. The compensation committee and the Board have made the following changes with respect to our 2016 executive compensation program:

Compensation Consultant

For 2016, in order to continue to ensure that our executive compensation properly aligns with the interests of our stockholders and remains comparable with the market, the compensation committee has engaged Lyons, Benenson & Company Inc., which we refer to as Lyons, a compensation consultant, to conduct a review of our non-employee director and chairman compensation, our executive compensation program and our peer group comparison. As required by SEC and NASDAQ rules, the compensation committee has assessed the independence of Lyons, determined that Lyons is independent from management and concluded that Lyons’s work did not raise any conflict of interest.

Long Term Incentive Compensation

On March 30, 2016, the Board approved the terms of the MIP for 2016, which we refer to as the 2016 MIP. For 2016, our executives’ performance-based cash incentive targets will again be 100% of base salary. For the 2016 MIP, we are using adjusted EBITDA as the financial target. The actual percent of the bonus paid to our executives for 2016 can reach a maximum of 200% of the target opportunity, based upon Company performance against the financial target. We have chosen not to disclose the specific adjusted EBITDA target for 2016 because we believe such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our 2016 goals are intended to be realistic and reasonable, but challenging in order to drive performance. The compensation committee and management believe that by using these metrics we are encouraging profitable growth and cash generation for stockholders.

Although adjusted EBITDA will be used as the financial measure for 2016, the compensation committee may use other objective financial performance indicators for the MIP in the future, including, without limitation, the price of our common stock, stockholder return, return on equity, return on investment, return on capital, sales productivity, economic value added, operating income, gross margin, sales, earnings per share or market share.

Mr. Alexander’s Compensation

For 2016 the compensation committee approved an increase of the base salary for Mr. Alexander, the Company’s President and Chief Executive Officer, from $650,000 to $750,000, effective as of February 1, 2016. To provide further alignment with stockholders and enhance our pay for performance objectives, on March 30, 2016 the Board granted Mr. Alexander an award of 75,000 restricted stock units under our 2013 Incentive Plan that vest over a three-year period with one-third vesting on December 31, 2016, and the remaining restricted stock units vesting in equal installments on the first and second anniversaries of the initial vesting date.

On March 30, 2016, the Board also granted Mr. Alexander an award of performance-based restricted stock units under our 2013 Incentive Plan that will vest on December 31, 2018, subject to achievement of certain performance goals. The actual number of restricted stock units granted to Mr. Alexander on the vesting date could range from zero to a maximum of 206,250, based upon the Company’s performance over the three-year period from January 1, 2016 through December 31, 2018, using cumulative adjusted EBITDA over such period as the financial metric.

On April 1, 2016, the Board voted to approve an amended and restated employment agreement between the Company and Mr. Alexander, which provides the continued terms and conditions of Mr. Alexander’s employment with the Company. The amended and restated employment agreement amends and restates Mr. Alexander’s employment agreement with BMC, which we assumed in connection with the Merger. Except for the increase in Mr. Alexander’s base salary to $750,000, which was effective as of February 1, 2016, and minor changes to reconcile the assumed employment agreement with the combined company’s name, location and current incentive and benefits programs, the amended and restated employment agreement contains substantially the same terms as his previous employment agreement, as further described in our Current Report on Form 8-K filed with the SEC on April 7, 2016.

Mr. Major’s Compensation

For 2016 the compensation committee approved an increase of the base salary for Mr. Major, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, from $385,000 to $425,000, effective as of March 1, 2016.

Recoupment Policy

Effective January 1, 2016, the compensation committee recommended and the Board adopted a recoupment policy, pursuant to which the Company is authorized to recover erroneously awarded compensation pursuant to applicable law and to deter Company employees from taking actions that could potentially harm the financial position of the Company.

The recoupment policy permits the compensation committee to determine in its discretion if it will require an individual executive officer, a group of executive officers or all executive officers to reimburse the Company for certain incentive compensation paid to them if the financial results upon which the incentive compensation was based are restated or if an executive officer willfully engages in conduct that, among other things, is materially and demonstrably injurious to the Company. The recoupment policy permits the compensation committee to take into account the following considerations when determining whether to recoup incentive compensation:

•	the reason for the financial restatement or the misconduct;

•	the cost to achieve recoupment of the incentive compensation compared to the amount potentially recoverable;
•	the amount of incentive compensation that would have been awarded to or earned by the executive officer(s) had there not been a financial restatement or misconduct;
•	the conduct of the executive officer(s); and
•	any other facts and circumstances that the compensation committee may deem appropriate

We believe our recoupment policy is sufficiently broad to reduce the potential risk that an executive officer would intentionally misstate results in order to benefit under an incentive program and provides a right of recovery in the event that an executive officer took actions that, in hindsight, should not have been rewarded. Our recoupment policy may be adjusted in the future as regulatory requirements are clarified.

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned by our NEOs during the fiscal years indicated.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during fiscal 2013, 2014 and 2015, as applicable:

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(10)	Total ($)
Peter C. Alexander President and Chief Executive Officer (5)	2015	54,167		—		—	—	438,709	1,455	494,331

James F. Major, Jr. Executive Vice President, Chief Financial Officer and Treasurer	2015	385,000		—		613,440	—	385,000	26,567	1,410,007
	2014	350,000		—		200,000	400,000	140,000	19,826	1,109,826
	2013	324,326		—		132,955	266,607	450,000	21,374	1,195,262
Jeffrey G. Rea Former President and Chief Executive Officer	2015	700,000		1,000,000	(6)	—	—	700,000	13,575	2,413,575
	2014	600,000		—		400,000	800,000	240,000	8,250	2,048,250
	2013	600,000		—		332,388	656,764	750,000	544,631	2,883,783
Bryan J. Yeazel Former Executive Vice President and Chief Operating Officer	2015	425,000		—		613,440	—	425,000	26,585	1,490,025
	2014	350,000		—		200,000	400,000	140,000	19,683	1,109,683
	2013	308,269		—		132,955	266,607	450,000	21,304	1,179,135
Lisa M. Hamblet Executive Vice President - eBusiness	2015	310,000		—		511,200	—	310,000	11,061	1,142,261
	2014	310,000		200,000	(7)	100,000	200,000	124,000	5,832	939,832
	2013	—	(8)	—		83,333	166,667	—	—	250,000
Duff Wakefield Divisional Vice President - Intermountain Division	2015	214,583		—		306,720	135,180	225,000	27,143	908,626
	2014	200,000		—		—	200,000	85,000	16,910	501,910
	2013	194,514		—		—	173,000	250,000	22,217	639,731
Walter P. Randolph Divisional Vice President –Mid-Atlantic Division (9)	2015	225,000		—		255,600	112,650	150,000	22,782	766,032

(1)	The amounts reported in this column represent base salaries in effect on December 31, 2015, except for the amounts reported for Messrs. Rea and Yeazel, which represent their respective base salaries in effect on December 1, 2015, the date of their resignation as officers of the Company effective upon the closing of the Merger. Mr. Wakefield’s base salary was increased from $200,000 to $225,000 effective as of June 1, 2015. For 2016 the compensation committee has approved (i) an increase of Mr. Alexander’s base salary to $750,000, effective as of February 1, 2016, and (ii) an increase of Mr. Major’s base salary to $425,000, effective as of March 1, 2016.

(2)	The amounts reported in this column represent the grant date fair value of the restricted stock and restricted stock units granted to NEOs in the applicable year, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). Upon completion of our IPO in 2013, Mr. Major, Mr. Rea and Mr. Yeazel received 9,524, 23,810 and 9,524 restricted shares, respectively. These shares were estimated to have a fair value at issuance of $13.96 per share. Upon joining the Company in December 2013, Ms. Hamblet received a one-time grant of 4,776 restricted shares. These shares were estimated to have a grant date fair value of $17.45 per share. During 2014, Mr. Major, Mr. Rea, Mr. Yeazel and Ms. Hamblet received 9,832, 19,665, 9,832 and 4,916 restricted shares, respectively. These shares were estimated to have a fair value at issuance of $20.34 per share. During 2015, Mr. Major, Mr. Yeazel, Ms. Hamblet, Mr. Wakefield and Mr. Randolph received 36,000, 36,000, 30,000, 18,000 and 15,000 restricted stock units, respectively. These restricted stock units were estimated to have a fair value at issuance of $17.04 per share.
(3)	The amounts reported in this column represent the grant date fair value of the stock options granted in the applicable year, as computed in accordance with ASC 718. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs for the stock options. Upon completion of our IPO in 2013, Mr. Major, Mr. Rea, Mr. Yeazel and Mr. Wakefield received 38,527, 92,502, 38,527 and 25,000 stock options, respectively. The options granted to Mr. Rea were estimated to have a grant date fair value of $7.10 per share. The options granted to Messrs. Major, Yeazel and Wakefield were estimated to have a grant date fair value at issuance of $6.92 per share. Upon joining the Company in December 2013, Ms. Hamblet was granted 19,771 stock options with an estimated grant date fair value of $8.43 per share. During 2014, Mr. Major, Mr. Rea, Mr. Yeazel, Ms. Hamblet and Mr. Wakefield received 40,650, 81,300, 40,650, 20,325 and 20,325 stock options, respectively, with an estimated grant date fair value of $9.84 per share. During 2015, Mr. Wakefield and Mr. Randolph received 18,000 and 15,000 stock options, respectively, with an estimated grant date fair value of $7.51 per share.
(4)	The amounts reported in this column represent the actual payout earned by each of our NEOs under our MIP for their service with respect to their period of employment by the Company during the applicable year.
(5)	Mr. Alexander became the Company’s President and Chief Executive Officer upon closing of the Merger on December 1, 2015. The amounts reported as salary and non-equity incentive plan compensation for Mr. Alexander represent the portion of his annual salary and annual short term incentive compensation that are attributable to the period from and after the closing of the Merger on December 1, 2015 through December 31, 2015. The table does not include cash transaction bonuses of $75,000, $100,000 and $425,000 that Mr. Alexander earned in his capacity as President and Chief Executive Officer of BMC for successful completion of BMC’s acquisition of VNS, BMC’s acquisition of RBI and the Merger, respectively. No equity awards were made to Mr. Alexander during the period from December 1, 2015 through December 31, 2015.
(6)	Represents a one-time cash transaction bonus paid by the Company to Mr. Rea upon successful completion of the Merger.
(7)	Represents a one-time signing bonus payable to Ms. Hamblet upon completion of one year of service with the Company.
(8)	Ms. Hamblet joined the company on December 16, 2013.
(9)	Mr. Randolph was not an NEO for fiscal 2013 or 2014 and, therefore, the table does not report Mr. Randolph’s compensation for those years.
(10)	All other compensation for 2015 is itemized in the table set forth below.

All Other Compensation Table

The table below provides an itemization of all other compensation for 2015 for each of our NEOs.

Name	Insurance Premiums ($)(1)	Auto Allowance ($)(2)	Executive Health ($)(3)	401(k) Company Match ($)(4)	Total ($)
Peter C. Alexander(5)	1,000	—	238	217	1,455
James F. Major, Jr.	4,826	10,680	10,896	165	26,567
Jeffrey G. Rea	6,738	—	6,672	165	13,575
Bryan J. Yeazel	4,844	10,680	10,896	165	26,585
Lisa M. Hamblet	—	—	10,896	165	11,061
Duff Wakefield	8,282	7,800	10,896	165	27,143
Walter P. Randolph	3,921	7,800	10,896	165	22,782

(1)	These amounts represent payments by us on behalf of the applicable NEO for long-term care insurance premiums and disability premiums and executive life insurance coverage.
(2)	These amounts represent taxable portions of payments by us to the applicable NEO of a fixed automobile allowance.
(3)	These amounts represent the cost to the Company of supplemental executive health premiums for each of our NEOs provided through a third party. For Mr. Alexander, the amounts also include reimbursement for the cost of an annual health physical exam.

(4)	These amounts represent matching contributions allocated by us to the applicable NEO under our qualified and nonqualified retirement plans.
(5)	Amounts shown for Mr. Alexander reflect payments attributable to the period from the closing of the Merger on December 1, 2015 through December 31, 2015.

Grants of Plan-Based Awards

During fiscal 2015, each of the NEOs participated in the 2015 MIP and Messrs. Major, Yeazel, Wakefield and Randolph and Ms. Hamblet participated in the 2013 Incentive Plan and were eligible for the awards set forth under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” below. The actual payout for the NEOs is set forth above under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Name	Grant Date	Date of Board of Directors Action	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Peter C. Alexander 2015 MIP(1)			325,000	650,000	1,300,000
James F. Major, Jr. Restricted Stock Units	11/3/2015	6/1/2015				36,000			17.04
2015 MIP(1)			192,500	385,000	770,000
Jeffrey G. Rea 2015 MIP(1)(3)			350,000	700,000	1,400,000
Bryan J. Yeazel Restricted Stock Units(4)	11/3/2015	6/1/2015				36,000			17.04
2015 MIP(1)			212,500	425,000	850,000
Lisa M. Hamblet Restricted Stock Units	11/3/2015	6/1/2015				30,000			17.04
2015 MIP(1)			155,000	310,000	620,000
Duff Wakefield Restricted Stock Units	11/3/2015	6/1/2015				18,000			17.04
Stock Options	11/3/2015	6/1/2015					18,000	17.04	7.51
2015 MIP(1)			112,500	225,000	450,000
Walter P. Randolph Restricted Stock Units	11/3/2015	6/1/2015				15,000			17.04
Stock Options	11/3/2015	6/1/2015					15,000	17.04	7.51
2015 MIP(1)			112,500	225,000	450,000

(1)	Actual payouts earned under the non-equity incentive plans are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)	Amounts disclosed in this column represent the grant-date fair market value of the restricted stock units and stock options granted to the NEOs, computed in accordance with ASC 718. The underlying valuation assumptions for these awards are further discussed in Footnote 14 to our audited consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(3)	Mr. Rea resigned his position as President and Chief Executive Officer effective upon the closing of the Merger on December 1, 2015. Accordingly, he will not be eligible for payments under the Company’s MIP in 2016.
(4)	Mr. Yeazel’s award of restricted stock units that was awarded on November 3, 2015, was forfeited upon his resignation from the Company effective upon the closing of the Merger on December 1, 2015.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the NEOs’ outstanding equity awards, which consisted of restricted stock awards and option awards that were made at any time and that had not vested as of December 31, 2015.

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (4) ($)
Peter C. Alexander Restricted Stock Shares	3/31/2013 (1)					62,772	1,051,431
James F. Major, Jr. Stock Options	1/26/2012 (2)	17,272	—	0.97	4/11/2022
	8/14/2013 (1)	38,527	—	14.00	8/14/2023
	7/3/2014 (1)	40,650	—	20.34	7/3/2024
Restricted Stock Units	11/3/2015 (1)					36,000	603,000
Jeffrey G. Rea Stock Options	1/26/2012 (2)	47,399	—	0.97	3/1/2022
	8/14/2013 (3)	92,502	—	14.00	8/14/2023
	7/3/2014 (1)	81,300	—	20.34	7/3/2024
Bryan J. Yeazel Stock Options	1/26/2012 (2)	17,272	—	0.97	4/16/2022
	8/14/2013 (1)	38,527	—	14.00	8/14/2023
	7/3/2014 (1)	40,650	—	20.34	7/3/2024
Lisa M. Hamblet Stock Options	12/16/2013 (1)	19,771	—	17.45	12/16/2023
	7/3/2014 (1)	20,325	—	20.34	7/3/2024
Restricted Stock Units	11/3/2015 (1)					30,000	502,500
Duff Wakefield Stock Options	4/1/2011 (2)	64,930	—	0.97	11/7/2021
	8/14/2013 (1)	25,000	—	14.00	8/14/2023
	7/3/2014 (1)	20,325	—	20.34	7/3/2024
	11/3/2015 (1)		18,000	17.04	11/3/2015
Restricted Stock Units	11/3/2015 (1)					18,000	301,500
Walter P. Randolph Stock Options	8/14/2013 (1)	17,500	—	14.00	8/14/2023
	7/3/2014 (1)	20,325	—	20.34	7/3/2024
	11/3/2015 (1)	—	15,000	17.04	11/3/2025
Restricted Stock Units	11/3/2015 (1)					15,000	251,250

(1)	Awards vest over a three-year period with one-third vesting on the first, second and third anniversaries of the grant date, subject to the recipient continuously providing services to us through each such vesting date. All outstanding equity awards held by officers of SBS prior to the Merger (except for the awards made on November 3, 2015) were immediately vested at the closing of the Merger.
(2)	Awards vest over a four-year period, with 10% of the awards vesting on the first anniversary of the vesting commencement date, 20% on the second anniversary, 25% on the third anniversary and the remaining 45% on the fourth anniversary, subject to the recipient continuously providing services to us through each such vesting date. All outstanding equity awards held by officers of SBS prior to the Merger (except for the awards made on November 3, 2015) were immediately vested at the closing of the Merger.

(3)	Awards granted to Mr. Rea in 2013 vest over a four-year period with one-third vesting on the second, third and fourth anniversaries, subject to Mr. Rea continuously providing services to us through each such vesting date. All outstanding equity awards held by officers of SBS prior to the Merger (except for the awards made on November 3, 2015) were immediately vested at the closing of the Merger.
(4)	Based on the closing price of our common stock of $16.75 per share as of December 31, 2015, the last business day of fiscal 2015.

Restricted Stock Vested and Options Exercised

The table below provides information with respect to the number and value of shares acquired during fiscal year 2015 by our NEOs from the vesting of restricted stock, restricted stock units and exercise of stock options.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Peter C. Alexander	—	—	—	— (2)
James F. Major, Jr.	—	—	3,175 (3)	60,833 (3)
	—	—	9,729 (4)	165,296 (4)
	—	—	3,277 (5)	62,361 (5)
Jeffrey G. Rea	—	—	7,937 (3)	152,073 (3)
	—	—	28,983 (4)	492,421 (4)
	—	—	6,555 (5)	124,742 (5)
Bryan J. Yeazel	—	—	3,175 (3)	60,833 (3)
	—	—	9,729 (4)	165,296 (4)
	—	—	3,277 (5)	62,361 (5)
Lisa M. Hamblet	—	—	6,462 (4)	109,789 (4)
	—	—	1,638 (5)	31,171 (5)
Duff Wakefield	—	—	—	—
Walter P. Randolph	—	—	—	—

(1)	Includes restricted stock and restricted stock units.
(2)	Mr. Alexander was appointed as President and Chief Executive Officer upon the closing of the Merger on December 1, 2015. The table reflects only vesting events occurring during the period from and after December 1, 2015 through December 31, 2015.
(3)	The value realized upon vesting is based on the closing price of $19.16 on August 14, 2015, the vesting date.
(4)	The value realized upon vesting is based on the closing price of $16.99 on December 1, 2015, the vesting date.
(5)	The value realized upon vesting is based on the closing price of $19.03 on July 6, 2015, the first trading day after the vesting date.

Pension Benefits

We did not sponsor any qualified or nonqualified defined benefit plans for our NEOs during fiscal 2015. Our Board or compensation committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in the best interest of our stockholders.

Deferred Compensation

We do not currently provide any deferred compensation program or benefits for executive officers but may elect to do so in the future.

Employment Agreements

Employment Agreement with Mr. Alexander

We assumed Mr. Alexander’s employment agreement with BMC in connection with the Merger. On April 1, 2016, the Board voted to approve an amended and restated employment agreement between the Company and Mr. Alexander, which provides the continued terms and conditions of Mr. Alexander’s employment with the Company. The amended and restated employment agreement amends and restates Mr. Alexander’s employment agreement with BMC. Except for the increase in Mr. Alexander’s base salary to $750,000, which was effective as of February 1, 2016, and minor changes to reconcile the assumed employment agreement with the combined company’s name, location and current incentive and benefits programs, the amended and restated employment agreement contains substantially the same terms as his previous employment agreement, as further described in our Current Report on Form 8-K filed with the SEC on April 7, 2016.

The employment agreement with Mr. Alexander sets forth a compensation package that includes an annual base salary, subject to annual review by the compensation committee, and an annual bonus and includes provisions requiring us to make post-termination payments upon certain qualifying termination events. For 2015, Mr. Alexander’s base salary was $650,000 and he was eligible for a target bonus of 100% of base salary. For 2016 the compensation committee has approved an increase of Mr. Alexander’s base salary to $750,000, effective as of February 1, 2016. The actual amount of the annual bonus is to be determined by the compensation committee based upon percentage achievement of certain Company and individual performance goals for each respective calendar year.

Under Mr. Alexander’s employment agreement, Mr. Alexander is eligible to participate in the Company’s annual bonus incentive plan adopted by the Company for the applicable year, is entitled to participate in the Company’s employee and fringe benefit plans as may be in effect from time to time on the same basis as other senior executive officers of the Company and to receive the following perquisites: (i) automobile perquisite under the Company’s automobile allowance; (ii) reimbursement of up to $15,000 per year for the premium cost of a term life insurance policy providing coverage in the amount of $3,000,000; (iii) provision of a laptop computer, a cellular telephone and reasonable usage reimbursement; and (iv) reimbursement for the cost of an annual health physical exam.

Under Mr. Alexander’s employment agreement, in the event of Mr. Alexander’s termination of employment without “cause,” which is discussed in more detail below, Mr. Alexander is entitled to receive, subject to his timely execution of a general release of claims: (i) any unpaid base salary and benefits through the date of termination; (ii) an amount equal to two times the then-current annual base salary, payable in a lump sum within 75 days following such termination; (iii) continued automobile perquisite in accordance with the Company’s automobile allowance for the period of 30 days following the date of termination and a pro-rated reimbursement for his life insurance premium benefit for the period between the date of the annual renewal immediately preceding the date of termination to the date that is 30 days following the date of termination; (iv) a pro-rated portion of the annual bonus he would have otherwise been entitled to receive, payable when bonuses become payable under the applicable bonus plan; and (v) payment of monthly continuation premiums for health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, which we refer to as COBRA, (or private insurance once COBRA becomes unavailable), for a period of twenty four months following the date of termination.

Further, under Mr. Alexander’s employment agreement, in the event of Mr. Alexander’s termination of employment without “cause” within two months prior to, and six months following, a “change in control,” in addition to the benefits payable upon termination without “cause” as described above, Mr. Alexander is entitled to full acceleration of all awards outstanding under any equity plans of the Company and the pro-rata bonus described in clause (iv) above is based on his target bonus, rather than actual bonus. The term “change in control” includes the following events: (i) the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); (ii) any such “person” or “group” is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity that controls the Company or that is a successor to all or substantially all of the assets of the Company), including by way of stock acquisition, reorganization, merger, consolidation, tender or exchange offer or otherwise; or (iii) either a merger or consolidation in which the direct or indirect beneficial owners of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity that controls the surviving corporation and is not itself a subsidiary of any other entity) immediately following such transaction.

Under Mr. Alexander’s employment agreement, termination for “cause” requires that Mr. Alexander: (i) commit an act of fraud, embezzlement or misappropriation involving the Company; (ii) be convicted by a court of competent jurisdiction of, or enter a plea of guilty of no contest to, any felony involving moral turpitude or dishonesty; (iii) commit an act, or fail to commit an act, involving the Company that amounts to, or with the passage of time would amount to, willful misconduct, gross negligence or a willful breach of his employment agreement and that results or will result in material and demonstrable harm to the Company, if such act is not corrected within 30 days following receipt written notice thereof from the Company; or (iv) willfully fail to perform the responsibilities and duties specified herein for a period of 30 days following receipt of written notice from the Company that specifically describes past instances of willful failure of performance; provided that in the case of (iv) above, during the 30-day period following receipt of such notice, Mr. Alexander shall be given the opportunity to take reasonable steps to cure any such claimed past failure of performance.

Mr. Alexander’s employment agreement contains a non-competition covenant that prohibits Mr. Alexander from competing with the Company’s business during the employment term and a non-solicitation provision that prohibits Mr. Alexander from actively soliciting the Company’s employees or customers during the period of employment and for a period of one year following termination of employment. Mr. Alexander is also subject to perpetual confidentiality restrictions that protect the Company’s proprietary information and to a cooperation covenant requiring that he reasonably assists the Company in any dispute, controversy or litigation for a period of one year following the termination of employment, subject to the Company’s payment of an hourly fee and reimbursement of expenses.

The Merger was not considered a change in control under Mr. Alexander’s employment agreement.

Employment Agreements with Messrs. Major, Rea and Yeazel and Ms. Hamblet

We have employment agreements with Messrs. Major, Rea and Yeazel and Ms. Hamblet, together with separation and release agreements executed by each of Messrs. Rea and Yeazel, who resigned as employees of the Company for good reason in connection with, and as of the effective time of, the Merger. The employment agreements include provisions requiring us to make post-termination payments upon certain qualifying termination events, including . The employment agreements with Messrs. Major, Rea and Yeazel and Ms. Hamblet are for indefinite terms but may be terminated by either party at any time subject to the terms and conditions of each agreement. Each agreement sets forth a compensation package that includes an annual base salary and an annual bonus. For 2015, the employment agreements provided for a base salary of at least $385,000, $700,000, $425,000 and $310,000, for Messrs. Major, Rea and Yeazel and Ms. Hamblet, respectively, and a target bonus of 100% of base salary. The actual amount of the annual bonus is to be determined by the compensation committee based upon percentage achievement of certain Company and individual performance goals for each respective calendar year. For 2016 the compensation committee has approved an increase of Mr. Major’s base salary to $425,000, effective as of March 1, 2016.

Under the employment agreements, each of Messrs. Major, Rea and Yeazel and Ms. Hamblet is eligible to participate in applicable benefit plans, policies or contracts that we adopt for U.S. employees, including our 401(k) plan, and other benefits and fringe benefits generally available for executive personnel. Such employment agreements also provide that we are obligated to reimburse each executive for all reasonable expenses incurred in connection with performing his or her respective duties.

Under the employment agreements, upon termination without “cause” or resignation for “good reason,” each of Messrs. Major, Rea and Yeazel and Ms. Hamblet will be entitled to (i) an amount equal to the product of (a) the applicable severance multiple as described below, and (b) the sum of (x) the highest annual base salary rate for such individual in effect over the prior two years and (y) the highest amount of such individual’s target bonus or annual cash bonus actually paid over the prior two years, whichever is greater, which shall be paid over the 24-month period following the separation in the case of Mr. Rea, and the 18-month period following the separation in the case of Messrs. Major and Yeazel and Ms. Hamblet and (ii) reimbursement for the marginal cost of COBRA benefits for 18 months following the separation. In the case of Mr. Rea, the severance multiple is 3.0 if the termination without cause or resignation for good reason occurs within 90 days preceding or 12 months following a “change in control,” and 2.0 in the case of any other termination without cause or resignation for good reason. In the case of Messrs. Major and Yeazel and Ms. Hamblet, the severance multiple is 2.5 if the termination without cause or resignation for good reason occurs within 90 days preceding or 12 months following a “change in control,” and 1.5 in the case of any other termination without cause or resignation for good reason.

In the event of the disability of any of Messrs. Major, Rea or Yeazel or Ms. Hamblet, the Company shall accelerate the vesting of all unvested restricted stock, stock options and any other equity compensation awards, to the extent that such awards would have vested solely upon their continued employment, such that 100% of such awards become vested in full.

In addition, in the event that such termination occurs within 90 days preceding or 12 months following a change in control, or is due to death or disability, the Company will accelerate the vesting of each of Messrs. Major’s, Rea’s and Yeazel’s and Ms. Hamblet’s then-outstanding and unvested stock options, restricted stock and any other equity compensation awards, to the extent that such awards would have vested solely upon the NEO’s continued employment, such that 100% of such awards become vested in full. The term “change in control” includes the following events: (i) approval by the Board of a plan of liquidation, dissolution or winding-up of the Company; (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries; (iii) any person (other than the Company, Gores Building Holdings or its affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities; and (iv) subject to certain exceptions, a merger or consolidation of the Company with any other entity, which we refer to as a Merger Partner, as a result of which (A) the voting securities in the Merger Partner immediately prior thereto represent more than 50% of the combined voting power in the surviving entity immediately thereafter, or (B) the stockholders of the Merger Partner immediately prior to such transaction have the power to elect or designate a majority of the members of the board of the Company or the surviving entity. Under the employment agreements for each of Messrs. Major, Rea and Yeazel and Ms. Hamblet, the decrease of the equity holdings of Gores Building Holdings or any of its affiliates in the Company does not constitute a “change in control,” unless such reduction in equity holdings is part of a transaction that constitutes a “change in control” pursuant to clauses (iii) or (iv) above.

Under the employment agreements, termination for “cause” requires that Messrs. Major, Rea or Yeazel or Ms. Hamblet, as applicable: (i) has been convicted of, or has entered a pleading of guilty or nolo contendere to, a felony (other than DUI or a similar felony) or any crime involving fraud, theft, embezzlement or other act of dishonesty involving the Company; (ii) has knowingly and intentionally participated in fraud, embezzlement or other act of dishonesty involving the Company; (iii) materially fails to attempt in good faith to perform duties required of his employment; (iv) fails to attempt in good faith to comply with a lawful directive of the Board or, in the case of Messrs. Major and Yeazel and Ms. Hamblet, the Chief Executive Officer; (v) engages in willful misconduct as a result of which he or she receives a material and improper personal benefit at the expense of the Company, or accidental misconduct resulting in such a benefit, which he or she does not promptly report and redress; (vi) in carrying out duties, engages in willful misconduct or omissions constituting gross negligence or willful misconduct resulting in substantial economic harm to the Company; (vii) has failed for any reason to correct, cease or alter any action or omission that constitutes (A) a material breach of his or her employment agreement or (B) a material breach of his or her duty of loyalty to the Company or (viii) has improperly disclosed any material proprietary information without authorization.

Under the employment agreements, resignation for “good reason” requires that, without the NEO’s prior written consent, there has been: (i) a material diminution of such NEO’s base salary or target annual bonus; (ii) a material diminution in title or authority, duties or responsibilities of the NEO, including, in the case of Mr. Rea, the Company becoming a subsidiary or division of any other entity and the NEO not having his current position in that entity; (iii) in the case of Mr. Rea, any requirement that Mr. Rea report to anyone but the Board, and in the case of Messrs. Major and Yeazel and Ms. Hamblet, any requirement that they report to anyone but the Chief Executive Officer or the Board; (iv) any material breach by the Company of the employment agreement or other agreements with the Company or (v) in the case of Messrs. Major and Yeazel, any requirement that the NEO relocate his personal residence to any city more than 50 miles from Raleigh, North Carolina, or in the case of Ms. Hamblet, any requirement that she relocate her personal residence.

The employment agreements with Messrs. Major, Rea and Yeazel and Ms. Hamblet also contain intellectual property and non-disclosure provisions and non-competition provisions that extend for 12 months after a termination of employment.

The Merger was considered a change in control under the employment agreements. In connection with the Merger, each of Mr. Rea and Mr. Yeazel resigned as employees of the Company for good reason as of the effective time of the Merger. For additional information on the compensation paid to Mr. Rea and Mr. Yeazel in connection with their resignations, please see “—Payments Upon Termination in Connection with the Merger” below.

Retention Benefits Agreements with Messrs. Wakefield and Randolph

On May 28, 2015, the Company entered into retention benefits agreements with each of Mr. Wakefield and Mr. Randolph, which we refer to as the retention agreements. The retention agreements are for indefinite terms but may be terminated by either party at any time subject to the terms and conditions of such agreement.

Under the retention agreements, upon termination without “cause” or resignation for “good reason,” each of Messrs. Wakefield and Randolph will be entitled to an amount equal to one year of the executive’s base salary, which shall be paid over the 12-month period following the separation.

Under the retention agreements, termination for “cause” requires that Messrs. Wakefield or Randolph, as applicable: (i) has been convicted of, or has entered a pleading of guilty or nolo contendere to, a felony (other than DUI or a similar felony) or any crime involving fraud, theft, embezzlement or other act of dishonesty involving the Company; (ii) has knowingly and intentionally participated in fraud, embezzlement or other act of dishonesty involving the Company; (iii) materially fails to attempt in good faith to perform duties required of his employment; (iv) fails to attempt in good faith to comply with a lawful directive of the Board or the Chief Executive Officer; (v) engages in willful misconduct as a result of which he receives a material and improper personal benefit at the expense of the Company, or accidental misconduct resulting in such a benefit, which he does not promptly report and redress; (vi) in carrying out duties, engages in willful misconduct or omissions constituting gross negligence or willful misconduct resulting in substantial economic harm to the Company; (vii) has failed for any reason to correct, cease or alter any action or omission that constitutes (A) a material breach of the retention agreement or (B) a material breach of his duty of loyalty to the Company or (viii) has improperly disclosed any material proprietary information without authorization.

Under the retention agreements, resignation for “good reason” requires that, without the executive’s prior written consent, there has been a material diminution of such executive’s base salary.

The retention agreements with Messrs. Wakefield and Randolph also contain intellectual property and non-disclosure provisions and non-competition provisions that extend for 12 months after a termination of employment.

Consulting Agreement with Mr. Yeazel

On December 15, 2015, the Company entered into a consulting agreement with Mr. Yeazel, which we refer to as the Consulting Agreement. The Consulting Agreement is effective as of Mr. Yeazel’s previously reported resignation on December 1, 2015. Under the terms of the Consulting Agreement, Mr. Yeazel shall perform certain advisory services as may be requested by the Company from time to time. As compensation for the performance of such advisory services, the Company will pay Mr. Yeazel an hourly rate for up 40 hours per month. Additionally, for so long as the Consulting Agreement remains in effect, Mr. Yeazel will be permitted to continue to participate in the Company’s group health benefit plans on the same terms and conditions as are available to executives of the Company. The Consulting Agreement will continue in effect until terminated by either the Company or Mr. Yeazel. For the fiscal year ended December 31, 2015, Mr. Yeazel invoiced the Company for $15,000 in consulting services.

Potential Payments Upon Termination and Change in Control

In the event of the termination of the employment of Messrs. Alexander, Major, Wakefield and Randolph and Ms. Hamblet, they are entitled to receive the amounts and benefits specified in their employment agreements or retention agreements, as applicable, described above and as disclosed in the table below.

The table below reflects amounts that would have been payable to each of Messrs. Alexander, Major, Wakefield and Randolph and Ms. Hamblet assuming their employment was terminated on December 31, 2015. The information assumes that the NEO executed a general release of claims against us.

Pursuant to Mr. Alexander’s employment agreement, in the event of Mr. Alexander’s termination of employment without “cause” within two months prior to, and six months following, a change in control, Mr. Alexander is entitled to full acceleration of all awards outstanding under any equity plans of the Company and the pro-rata bonus payable is based on his target bonus, rather than actual bonus. See the “Executive Compensation - Employment Agreements” section for further discussion regarding payments due upon the termination of employment under Mr. Alexander’s employment agreement. Pursuant to the employment agreements for each of Mr. Major and Ms. Hamblet, in the event such executive’s employment is terminated by us without “cause” or by the executive for “good reason,” within 90 days preceding or 12 months following a change in control, as defined in the employment agreement, all unvested restricted stock, stock options and any other equity compensation awards granted will accelerate and become vested. See the “Executive Compensation – Employment Agreements” section for further discussion regarding payments due upon the termination of employment under the applicable employment agreements. The 2015 fiscal year end values of equity awards that would vest upon termination in connection with a change in control are shown in the table below.

Name	Benefit (1)	Termination Without Cause or for Good Reason ($)	Termination for Death or Disability ($)		Termination Without Cause or for Good Reason in Connection With Change in Control(4) ($)
Peter C. Alexander	Base salary continuation	1,300,000	—		1,300,000
	Bonus (2)	438,709	—		650,000
	Continuation of benefits	34,360	—		34,360
	Value of accelerated vesting of restricted stock grants	—	—		1,051,431	(3)
	Value of accelerated vesting of stock options	—	—		—
James F. Major, Jr.	Base salary continuation	577,500	—		962,500
	Bonus (2)	675,000	—		1,125,000
	Continuation of benefits	24,192	—		24,192
	Value of accelerated vesting of restricted stock grants	—	603,000	(3)	603,000	(3)
	Value of accelerated vesting of stock options	—	—		—
Lisa M. Hamblet	Base salary continuation	465,000	—		775,000
	Bonus (2)	465,000	—		775,000
	Continuation of benefits	26,118	—		26,118
	Value of accelerated vesting of restricted stock grants	—	502,500	(3)	502,500	(3)
	Value of accelerated vesting of stock options	—	—		—
Duff Wakefield	Base salary continuation	225,000	—		—
	Bonus (2)	—	—		—
	Continuation of benefits	—	—		—
	Value of accelerated vesting of restricted stock grants	—	—		—
	Value of accelerated vesting of stock options	—	—		—
Walter P. Randolph	Base salary continuation	225,000	—		—
	Bonus (2)	—	—		—
	Continuation of benefits	—	—		—
	Value of accelerated vesting of restricted stock grants	—	—		—
	Value of accelerated vesting of stock options	—	—		—

(1)	These benefits reflect base salary, bonus and other benefits as of December 31, 2015. For 2016, the compensation committee has approved an increase in base salary for Mr. Alexander, as described in “Executive Compensation - Employment Agreements.”
(2)	Pursuant to the employment agreements for Mr. Major and Ms. Hamblet, the severance payment upon a termination without cause or a resignation for good reason is based on the higher of actual or target bonus during the previous two fiscal years. The actual bonus received by Mr. Major with respect to calendar year 2013 exceeded his target bonus in 2013, his actual and target bonus in 2014 and his target bonus for 2015. Accordingly, the amount reflected is based on actual 2013 bonus amounts of $450,000 for Mr. Major. Ms. Hamblet joined SBS in December 2013 and therefore did not receive a bonus payout for calendar year 2013; accordingly, the severance payment in her case is based on $310,000, her target bonus of 100% of her 2015 base salary. The calculation of severance payments under the employment agreements for Messrs. Alexander and Major and Ms. Hamblet is further described under “Executive Compensation - Employment Agreements.”
(3)	Includes restricted stock and restricted stock units. The closing price for our common stock on December 31, 2015, was $16.75. As of December 31, 2015, Messrs. Alexander and Major and Ms. Hamblet had 62,772, 36,000 and 30,000 unvested shares of restricted stock or restricted stock units, respectively.
(4)	Under Mr. Alexander’s employment agreement, a termination without cause within two months prior to, or six months after, a change in control is deemed to be in connection with such change in control. Under the employment agreements with Mr. Major and Ms. Hamblet, a termination without cause or resignation for good reason within 90 days prior to, or 12 months after, a change in control is deemed to be in connection with such change in control. Under the employment agreements with Mr. Major and Ms. Hamblet, the consummation of the Merger did not constitute a change in control solely with respect to the restricted stock units granted on November 3, 2015.

Payments Upon Termination in Connection with the Merger

Mr. Rea and Mr. Yeazel each resigned as officers of the Company upon the closing of the Merger on December 1, 2015, with each resignation considered a resignation for good reason under their respective employment agreements. As such, Messrs. Rea and Yeazel were entitled to receive the amounts and benefits specified in their employment agreements described above and as disclosed in the table below, which reflects the amounts payable to each of Messrs. Rea and Yeazel in connection with their resignations.

Name	Benefit (1)	Termination for Good Reason in Connection With the Merger ($)
Jeffrey G. Rea	Base salary continuation	2,100,000
	Bonus	2,250,000	(2)
	Continuation of benefits	21,240
	Value of accelerated vesting of restricted stock grants	492,438	(3)
	Value of accelerated vesting of stock options	526,078	(4)
Bryan J. Yeazel	Base salary continuation	1,062,500
	Bonus	1,125,000	(2)
	Continuation of benefits	24,534
	Value of accelerated vesting of restricted stock grants	165,330	(3)
	Value of accelerated vesting of stock options	216,277	(4)

(1)	These benefits reflect base salary, bonus and other benefits as of December 1, 2015, the closing date of the Merger and the date of Mr. Rea’s and Mr. Yeazel’s resignations in connection with the Merger.
(2)	Pursuant to the employment agreements for Messrs. Rea and Yeazel, the severance payment upon a termination without cause or a resignation for good reason is based on the higher of actual or target bonus during the previous two fiscal years. The actual bonus received by each of Messrs. Rea and Yeazel with respect to calendar year 2013 exceeded his target bonus in 2013, his actual and target bonus in 2014 and his target bonus for 2015. Accordingly, the amount reflected is based on actual 2013 bonus amounts of $750,000 for Mr. Rea and $450,000 for Mr. Yeazel. The calculation of severance payments under the employment agreements for Messrs. Rea and Yeazel is further described under “Executive Compensation - Employment Agreements.”
(3)	Immediately prior to the Merger, Messrs. Rea and Yeazel had 28,984 and 9,731 unvested shares of restricted stock, respectively. The vesting of these shares of restricted stock was accelerated upon the closing of the Merger. The closing price for our common stock on December 1, 2015, was $16.99. During 2015, we awarded Mr. Yeazel 36,000 restricted stock units, which were not subject to accelerated vesting in connection with the closing of the Merger. These restricted stock units were forfeited upon his resignation from the Company effective upon the closing of the Merger on December 1, 2015.
(4)	Immediately prior to the Merger, Messrs. Rea and Yeazel had (i) 21,329 and 11,103 unvested stock options, respectively, with an exercise price of $0.97, (ii) 61,668 and 12,845 unvested stock options, respectively, with an exercise price of $14.00 and (iii) 54,203 and 27,102 unvested stock options, respectively, with an exercise price of $20.34. The vesting of these options was accelerated upon the closing of the Merger.

Compensation Committee Report

This report is submitted by the compensation committee of the Board. The compensation committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the compensation committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Carl R. Vertuca, Jr., Chair

David L. Keltner

James O’Leary

Related Person Transactions

Approval Policies

Our Board has adopted a written policy regarding the review, approval or ratification of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. Under the written policy, our audit committee is responsible for the review, approval and ratification of “related-person transactions” between us and any related person. In the course of its review and approval or ratification of a related-person transaction, the audit committee will consider:

•	The nature of the related person’s interest in the transaction;
•	The material terms of the transaction, including the amount involved and type of transaction;
•	The importance of the transaction to the related person and to our Company;
•	Whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and
•	Any other matters the audit committee deems appropriate.

Other than compensation agreements and other arrangements that are described under “Executive Compensation,” and the transactions described below, since January 1, 2013, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Plan of Conversion

On May 2, 2013, we entered into a Plan of Conversion with Gores Building Holdings pursuant to which we and Gores Building Holdings agreed to convert the Company from a limited liability company to a corporation. Pursuant to the terms of the Company’s former Second Amended and Restated Limited Liability Company Agreement, the Company could be converted to a corporation with the consent of Gores Building Holdings. In connection with the conversion, the Company adopted a certificate of incorporation and bylaws, which replaced the Second Amended and Restated Limited Liability Company Agreement, other than the provisions granting Gores Building Holdings and other holders of the Company’s securities registration rights as described below, which we refer to as the Gores Registration Rights Agreement.

The Gores Registration Rights Agreement was terminated at the closing of the Merger on December 1, 2015.

Amended and Restated Professional Services Agreement with Glendon Saturn

On May 5, 2009, in connection with Gores Building Holdings’ investment in our Company, we entered into a professional services agreement with Glendon Saturn Holdings LLC, which we refer to as Glendon Saturn, an affiliate of Gores. The agreement was amended and restated on June 13, 2013. Under the professional services agreement, Glendon Saturn provided consulting services related to operations, mergers and acquisitions and financial matters. In exchange for these services, we agreed to pay Glendon Saturn consulting fees based on the hours spent by Glendon Saturn employees providing the consulting services. We also agreed to reimburse Glendon Saturn for out-of-pocket expenses incurred in connection with the provision of services pursuant to the professional services agreement. The professional services agreement as amended and restated provided for a one-year term subject to automatic annual renewals for additional one-year terms unless we and Glendon Saturn agreed not to renew the agreement prior to expiration of the prior one-year term. In addition, Glendon Saturn was able to terminate the agreement prior to its expiration in the event of any sale of all or substantially all of the assets of the Company or if Gores and its affiliates cease to beneficially own at least 50% of the Company’s outstanding voting securities. For the year ended December 31, 2015, the fees and out-of-pocket expenses we paid under the professional services agreement amounted to $0.1 million.

The professional services agreement was mutually terminated by the Company and Glendon Saturn on April 5, 2016.

Director Nomination Agreement

In connection with our IPO, we entered into a director nomination agreement with Gores Building Holdings that provides Gores Building Holdings the right to designate nominees for election to our Board for so long as Gores Building Holdings beneficially owns 10% or more of the total number of shares of our common stock then outstanding.

The number of nominees that Gores Building Holdings was entitled to designate under this agreement bore the same proportion to the total number of members of our Board as the number of shares of common stock beneficially owned by Gores Building Holdings bore to the total number of shares of common stock outstanding, rounded up to the nearest whole number. In addition, Gores Building Holdings was entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of Gores Building Holdings’ beneficial ownership at such time. Gores Building Holdings also had the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules.

This director nomination agreement was terminated at the closing of the Merger on December 1, 2015.

Registration Rights Agreement

In connection with the execution of the Merger Agreement, SBS entered into a registration rights agreement with the stockholder group, which consists of certain stockholders affiliated with Davidson Kempner Capital Management LP, which we refer to as DK (which collectively owned 28.0% of BMC’s outstanding common stock prior to the Merger), Robotti & Company Advisors, LLC (which collectively owned 14% of BMC’s outstanding common stock prior to the Merger) and Gores (which collectively owned 38.0% of SBS’s outstanding common stock prior to the Merger. The registration rights agreement became effective automatically upon the closing of the Merger. Pursuant to the registration rights agreement, the Company grants the stockholder group registration rights with respect to the shares of Company common stock held by the stockholders affiliated with Gores as of the date of the closing of the Merger and the shares of Company common stock issuable to the stockholders affiliated with DK and Robotti & Company Advisors, LLC pursuant to the Merger Agreement and the transactions contemplated therein (which we refer to as the registrable shares). The registration rights only apply to registrable shares and not shares of Company common stock subsequently acquired by any party. Shares of Company common stock cease to be registrable shares when they have been sold or distributed pursuant to a public offering, sold in compliance with Rule 144 under the Securities Act of 1933, which we refer to as the Securities Act, or repurchased by the Company or a subsidiary of the Company. The registration rights include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification.

Amended and Restated Certificate of Incorporation

Our Amended and Restated Certificate of Incorporation, which was amended in connection with the Merger, includes various provisions governing transactions and other relationships between us and certain stockholders. Our Amended and Restated Certificate of Incorporation opts us out of being subject to Section 203 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, an anti-takeover law. However, our Amended and Restated Certificate of Incorporation contains anti-takeover provisions that are substantially similar in effect to Section 203 of the DGCL. The anti-takeover provisions prohibit us from engaging in a business combination, such as a merger, with a person or group owning 15% or more of our voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Our Amended and Restated Certificate of Incorporation includes specified exceptions from the anti-takeover provisions, which provide that (i) in certain circumstances, certain grandfathered stockholders, including Gores, M. H. Davidson & Co., DK and their respective affiliates and associates, and (ii) any person who would otherwise be an interested stockholder because of a transfer, assignment, conveyance, hypothecation, encumbrance or other disposition of 5% or more of outstanding voting stock of the Company by any grandfathered stockholder to such person will be excluded from the “interested stockholder” definition. At any time during the period beginning on the effective date of the Merger and ending on the third anniversary thereof, each grandfathered stockholder is permitted to own any amount less than 20% of the outstanding voting stock of the Company and will not be deemed an interested stockholder unless such grandfathered stockholder’s ownership level meets or exceeds 20% of the outstanding voting stock of the Company during such three-year period. From and after the third anniversary of the effective date of the Merger, each grandfathered stockholder is permitted to continue owning its respective ownership amount that it owns, together with its affiliates and associates, on such anniversary and will not be deemed an interested stockholder unless such grandfathered stockholder’s ownership level later exceeds such ownership amount of the outstanding voting stock of the Company. Moreover, each grandfathered stockholder, together with its affiliates and associates, may reduce its ownership amount at any time from and after the third anniversary of the effective time of the Merger; provided that, if such grandfathered stockholder reduces its ownership amount below the ownership amount of such grandfathered stockholder that exists on the third anniversary of the effective time of the Merger, such grandfathered stockholder may not increase its ownership amount above such reduced amount; provided, further, that if such grandfathered stockholder reduces its ownership amount below 15% of the outstanding voting stock of the Company after the third anniversary of the effective time of the

Merger, such grandfathered stockholder may own any amount of the outstanding voting stock of the Company below 15% of the outstanding voting stock of the Company, in the case of each of the foregoing provisos, without being deemed an interested stockholder.

Stock Ownership Information

The following table contains information about the beneficial ownership of our common stock as of March 23, 2016, by:

•	Each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•	By each of our directors or nominees for director;
•	By each of our NEOs; and
•	By all of our directors and executive officers as a group.

Percentages of common stock owned are based on 65,338,859 shares outstanding as of March 23, 2016.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. The number of shares deemed to be outstanding and beneficially owned includes shares of restricted stock and shares issuable upon settlement of restricted stock units that will vest within 60 days of March 23, 2016, and options that are currently exercisable or exercisable within 60 days of March 23, 2016. These shares, however, are not deemed outstanding for the purposes of computing the ownership percentage of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated, the address of each of the individuals named below is c/o BMC Stock Holdings, Inc., Two Lakeside Commons, 980 Hammond Drive NE, Suite 500, Atlanta, Georgia 30328.

	Shares Beneficially Owned
Name	Number	Percent
5% Stockholders:
Gores Building Holdings, LLC(1)	9,931,617	15.2%
Davidson Kempner Capital Management LP(2)	10,913,993	16.7%
Robotti & Company Advisors, LLC(3)	5,862,071	9.0%

Directors and Named Executive Officers:
Peter C. Alexander(4)	611,156	*	%
Jeffrey G. Rea(5)	1,000,055	1.53%
James F. Major, Jr.(6)	333,832	*	%
Bryan J. Yeazel(7)	333,832	*	%
Lisa M. Hamblet(8)	49,255	*	%
Duff R. Wakefield(9)	127,727	*	%
Walter P. Randolph(10)	129,227	*	%
David W. Bullock(11)	18,107	*	%
Barry J. Goldstein	8,708	*	%
David L. Keltner	3,708	*	%
Michael T. Miller(11)	14,107	*	%
James O’Leary(11)	24,107	*	%
Carl R. Vertuca, Jr. (12)	181,498	*	%
All directors and executive officers as a group (16 Persons)(13)	3,366,451	5.15%

*Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Represents (i) 9,488,812 shares of common stock held of record by Gores Building Holdings and (ii) 442,805 shares of common stock held of record by Glendon Saturn. Gores is the manager of Gores Building Holdings and Glendon Saturn and Alec E. Gores is the manager of Gores. Gores Capital Partners II L.P. (“Gores II”) is the controlling member of Gores Building Holdings. Gores Capital Advisors II LLC (“Gores Advisors”) is the general partner of Gores II. Gores is the manager of Gores Advisors. Gores has a seven-member investment committee that has voting and dispositive authority over the common stock. The members of the investment committee include Alec E. Gores, Mark R. Stone, Joseph P. Page, Vance W. Diggins, Fernando Goni and Steven C. Yager. Each of the foregoing persons may be deemed to share voting and dispositive power with respect to the shares held of record by Gores Building Holdings and Glendon Saturn. The address of each of the foregoing persons is c/o The Gores Group LLC, 9800 Wilshire Blvd, Beverly Hills, California 90212.
(2)	According to a statement on Schedule 13D filed with the SEC on December 11, 2015, represents shares held directly by (i) M. H. Davidson & Co. (“CO”), (ii) Davidson Kempner Partners (“DKP”), (iii) Davidson Kempner Institutional Partners, L.P. (“DKIP”), (iv) Davidson Kempner International, Ltd. (“DKIL”), (v) Davidson Kempner Distressed Opportunities Fund LP (“DKDOF”), (vi) Davidson Kempner Distressed Opportunities International Ltd. (“DKDOI”), (vii) Davidson Kempner Long-Term Distressed Opportunities Fund LP (“DKLTDO”), (viii) Davidson Kempner Long-Term Distressed Opportunities International Master Fund LP (“DKLTDI”), (ix) Davidson Kempner Long-Term Distressed Opportunities Fund II LP (“DKLTDO II”) and (x) Davidson Kempner Long-Term Distressed Opportunities International Master Fund II LP (“DKLTDI II”). M.H. Davidson & Co. GP, L.L.C. is the general partner of CO.
MHD Management Co. (“MHD”), is the general partner of DKP and MHD Management Co. GP, L.L.C. is the general partner of MHD. Davidson Kempner Advisers Inc. is the general partner of DKIP. Davidson Kempner Capital Management LP is the investment manager of DKIL. DK Group LLC is the general partner of DKDOF. DK Management Partners LP is the investment manager of DKDOI. Davidson Kempner Long-Term Distressed Opportunities GP LLC is the general partner of DKLTDO and DKLTDI. Davidson Kempner Long-Term Distressed Opportunities GP II LLC is the general partner of DKLTDO II and DKLTDI II. Davidson Kempner Capital Management LP (“DKCM”) acts as investment manager to each of CO, DKP, DKIP, DKIL, DKDOF, DKDOI, DKLTDO, DKLTDI, DKLTDO II and DKLTDI II either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund. DKCM GP LLC is the general partner of DKCM. The managing members of DKCM are Messrs. Thomas L. Kempner, Jr., Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable, Morgan P. Blackwell, Shulamit Leviant, Patrick W. Dennis and Gabriel T. Schwartz. Messrs. Thomas L. Kempner, Jr., Anthony A. Yoseloff, Conor Bastable and Avram Z. Friedman through DKCM, are responsible for the voting and investment decisions relating to the securities held by CO, DKP, DKIP, DKIL, DKDOF, DKDOI, DKLTDO, DKLTDI, DKLTDO II and DKLTDI II reported herein. The address of each of the foregoing persons and entities is 520 Madison Avenue, 30th Floor, New York, New York 10022.
(3)	According to a statement on Schedule 13D filed with the SEC on December 11, 2015, represents (i) 5,862,071 shares of common stock beneficially held by Robert E. Robotti (“Robotti”), (ii) 5,780,991 shares of common stock beneficially held by Robotti & Company, Incorporated (“ROBT”), (iii) 5,780,991 shares of common stock beneficially held by Robotti & Company Advisors, LLC (“Robotti Advisors”), (iv) 5,729,620 shares of common stock beneficially held by Kenneth R. Wasiak (“Wasiak”), (v) 5,729,620 shares of common stock beneficially held by Ravenswood Management Company, L.L.C. (“RMC”), (vi) 4,230,573 shares of common stock beneficially held by The Ravenswood Investment Company, L.P. (“RIC”), and (vii) 1,499,047 shares of common stock beneficially held by Ravenswood Investments III, L.P. Robotti is the president and treasurer of ROBT. ROBT is the parent holding company of Robotti Advisors. Each of Messrs. Robotti and Wasiak are Managing Member of RMC. RMC is the general partner of RIC, and RI. RIC and RI are private investment partnerships engaged in the purchase and sale of securities for their own accounts. RIC and RI are also advisory clients of Robotti Advisors. Mr. Robotti has the sole power to vote or direct the vote of, and has the sole power to dispose or to direct the disposition of, 81,080 shares of common stock held personally. Each of Mr. Robotti and ROBT share with Robotti Advisors the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 5,780,991 shares of common stock owned by the advisory clients of Robotti Advisors. Each of Messrs. Robotti and Wasiak, ROBT, Robotti Advisors and RMC share with RIC the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 4,230,573 shares of common stock owned by RIC. Each of Messrs. Robotti and Wasiak, ROBT, Robotti Advisors and RMC share with RI the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 1,499,047 shares of common stock owned by RI. The address of each of the above other than Mr. Wasiak, RIC, RMC and RI is 60 East 42nd Street, Suite 3100, New York, NY 10165. Mr. Wasiak’s, RMC’s, RIC’s, and RI’s address is 104 Gloucester Road, Massapequa, New York 11758.
(4)	Includes (i) 62,772 unvested shares of restricted stock, (ii) 71,095 shares of common stock held by Kinderoaks Family, LLC, for whom Mr. Alexander has shared dispositive and voting power, and (iii) 477,289 shares of common stock held by The Peter C. Alexander Revocable Trust, for whom Mr. Alexander has sole dispositive and voting power.
(5)	Includes 221,201 shares of common stock issuable upon exercise of existing options that have vested.
(6)	Includes 96,449 shares of common stock issuable upon exercise of existing options that have vested.
(7)	Includes 96,449 shares of common stock issuable upon exercise of existing options that have vested. Mr. Yeazel resigned from the Company effective as of the closing of the Merger on December 1, 2015.

(8)	Includes 40,096 shares of common stock issuable upon exercise of existing options that have vested.
(9)	Includes 110,255 shares of common stock issuable upon exercise of existing options that have vested.
(10)	Includes 37,825 shares of common stock issuable upon exercise of existing options that have vested.
(11)	Includes 6,380 unvested shares of restricted stock.
(12)

Includes (i) 6,380 unvested shares of restricted stock, (ii) 30,339 shares of common stock held by MJR Ventures, LLC for whom Mr. Vertuca has sole dispositive and voting power, and (iii) 21,970 shares of common stock held by The Vertuca Group, LLC, for whom Mr. Vertuca has sole dispositive and voting power.

(13)	Includes 602,275 shares of common stock issuable upon exercise of existing options that have vested.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain of our officers and beneficial owners of more than 10% of our common stock to file with the SEC reports of their initial ownership and changes in their ownership of our common stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2015, except Mr. Rea failed to timely file an amendment to a Form 4 for the December 1, 2015, tax withholding on vesting of previously granted restricted stock and Mr. Prust failed to timely file a Form 3 when he joined the Board in March 2015. The proper amendment to the previously filed Form 4 and proper Form 3 were filed on February 8, 2016 and August 18, 2015, respectively.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2015, with respect to the Company’s existing equity compensation plans:

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights as of December 31, 2015 (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights as of December 31, 2015 (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(Excluding Securities Refle cted in Column (a) as of December 31, 2015) (c)
2013 Incentive Plan (approved by stockholders)	1,753,590	(1)	$16.92	(2)	3,764,517(3)
Pre-IPO incentive program (not approved by stockholders)	211,803		$0.97		—
Total	1,965,393		$14.17	(2)	3,764,517(3)

(1)	Includes 1,016,431 options, 454,959 restricted shares and 282,200 restricted stock units outstanding under the 2013 Incentive Plan.
(2)	Represents the weighted average exercise price of the outstanding options only and does not reflect outstanding restricted stock and restricted stock units, which have no exercise price.
(3)	Represents securities remaining under the 2013 Incentive Plan, and includes (i) 1,800,000 shares initially authorized for issuance, plus (ii) 3,800,000 additional shares authorized for issuance as approved by the Company’s stockholders on December 1, 2015, and registered on a Registration Statement on Form S-8 filed with the SEC on March 23, 2016, less (iii) 1,835,483 shares issued, net of shares forfeited, expired or surrendered.

Additional Information

Stockholder Proposals for Inclusion in the 2017 Annual Meeting Proxy Statement

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2017 Annual Meeting of Stockholders. To be eligible for inclusion in our 2017 proxy statement under Rule 14a-8, your proposal must be received by us no later than the close of business on December 9, 2016, and must otherwise comply with Rule 14a-8. While the Board of Directors will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Business Proposals and Nominations Pursuant to Our Bylaws. Under our Amended and Restated Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2017 Annual Meeting of Stockholders that will not be included in our proxy statement pursuant to Rule 14a-8, you must comply with the procedures and timing specifically described in our Amended and Restated Bylaws. Our Amended and Restated Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Secretary in writing not earlier than January 10, 2017, and not later than February 9, 2017. Such notice must set forth certain information specified in our Amended and Restated Bylaws. All stockholder proposals should be in writing and submitted to the Secretary of BMC Stock Holdings, Inc., Two Lakeside Commons, 980 Hammond Drive NE, Suite 500, Atlanta, Georgia 30328.

A copy of our Amended and Restated Bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained free of charge from the Company’s secretary at the address indicated on the first page of this proxy statement. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

Delivery of Proxy Materials to Households

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single set of proxy materials, including the Notice of Annual Meeting of Stockholders and proxy statement, to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement or other proxy materials or wish to revoke your decision to household. These options are available to you at any time.

Incorporation by Reference

Neither the compensation committee report nor the audit committee report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information contained on or accessible through these websites is not part of this document.

Availability of SEC Filings, Code of Ethics and Committee Charters

Copies of our reports on Forms 10-K, 10-Q and 8-K, and all amendments to those reports filed with the SEC, our Code of Business Conduct and Ethics, the charters of the audit, compensation and corporate governance and nominating committees and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our Investor Relations website at ir.bmcstock.com, or may be requested in print, at no cost, by telephone at (919) 431-1133, by email at investors@BMCStockHoldings.com or by mail at BMC Stock Holdings, Inc., Two Lakeside Commons, 980 Hammond Drive NE, Suite 500, Atlanta, Georgia 30328, Attention: Investor Relations.

Other Matters

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING IN PERSON. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE EITHER IN PERSON OR VIA THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

By Order of the Board of Directors,

Paul Street
General Counsel and Corporate
Secretary

Atlanta, Georgia
April 8, 2016

.. BMC Stock Holdings, Inc. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 9, 2016. Vote by Internet • Go to www.investorvote.com/STCK • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends you vote FOR each of the Class III Director nominees to the Board in Proposal 1,FOR Proposals 2 and 3, and ONE YEAR on Proposal 4. 1. Election of Class III Directors: For Withhold For Withhold + 1a - Peter C. Alexander 1b - Carl R. Vertuca, Jr. For Against Abstain For Against Abstain 2. Ratification of the selection of PricewaterhouseCoopers LLP 3. Approval of an advisory resolution on as the Company’s independent registered public accounting compensation of the Company’s firm for the fiscal year ending December 31, 2016. named executive officers. 1 Year 2 Years 3 Years Abstain 4. Approval of an advisory resolution on the frequency with which stockholders of the Company will have an advisory vote on compensation of the Company’s named executive officers. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 02BCGE .. • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • BMC Stock Holdings, Inc. Proxy — BMC Stock Holdings, Inc. 2016 Annual Meeting of Stockholders — May 10, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of BMC Stock Holdings, Inc., dated April 8, 2016, hereby appointsPeter C. Alexander, James F. Major, Jr. and Paul Street (each with full power to act alone and with power of substitution) to represent the undersigned andto vote the shares of the undersigned at the Annual Meeting of Stockholders of BMC Stock Holdings, Inc. to be held at 8:00 a.m., Eastern Time, on May 10, 2016 at The Westin Atlanta Perimeter North, 7 Concourse Parkway NW, Atlanta, Georgia 30328, and at any adjournments or postponementsthereof, upon all matters as may properly come before the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the AnnualMeeting. This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no such direction is made, this proxy will be voted inaccordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting that are not specifically set forth on theproxy card and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The Board ofDirectors knows of no reason why any of the nominees for the Board of Directors would be unable to serve, but in the event any nominee is unable to serveor for good cause will not serve, the proxies received indicating a vote in favor of such nominee will be voted for a substitute nominee as the Board ofDirectors may recommend. The proxies cannot vote your shares unless you sign and return this card or vote electronically. Please refer to the Proxy Statement for a discussion of the Proposals. PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY; YOU MAY USE THE ENCLOSED ENVELOPE.